     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 LINK2GOV CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             TENNESSEE                               7389                              62-1803695
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                                 LINK2GOV CORP.
                     ONE BURTON HILLS BOULEVARD, SUITE 300
                              NASHVILLE, TN 37215
                                 (615) 297-2770
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                             RICHARDSON M. ROBERTS
                            CHIEF EXECUTIVE OFFICER
                                 LINK2GOV CORP.
                     ONE BURTON HILLS BOULEVARD, SUITE 300
                              NASHVILLE, TN 37215
                                 (615) 297-2770
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               HOWARD W. HERNDON, ESQ.                             F. MITCHELL WALKER, JR., ESQ.
             BENJAMIN C. HUDDLESTON, ESQ.                               TODD J. ROLAPP, ESQ.
         WALLER LANSDEN DORTCH & DAVIS, PLLC                           BASS, BERRY & SIMS PLC
             511 UNION STREET, SUITE 2100                         315 DEADERICK STREET, SUITE 2700
              NASHVILLE, TENNESSEE 37219                          NASHVILLE, TENNESSEE 37238-0002
                    (615) 244-6380                                         (615) 742-6200

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF                            AGGREGATE                                 AMOUNT OF
    SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)                         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........                    $57,500,000                                 $15,180
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated March 22, 2000

LINK2GOV CORP.
--------------------------------------------------------------------------------
5,000,0000 SHARES
COMMON STOCK

--------------------------------------------------------------------------------

This is the initial public offering of LINK2GOV Corp. We are offering 5,000,000 shares of our common stock. We anticipate that the initial public offering price
will be between $     and $     per share. We will apply to list our common
stock on the Nasdaq National Market under the symbol "LNKG."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                UNDERWRITING
                                        PRICE TO               DISCOUNTS AND         PROCEEDS
                                         PUBLIC                 COMMISSIONS          TO LINK2GOV
  Per Share                      $                         $                         $
  Total                          $                         $                         $

We have granted the underwriters the right to purchase up to 750,000 additional shares to cover over-allotments.

DEUTSCHE BANC ALEX. BROWN
                             PRUDENTIAL VOLPE TECHNOLOGY
                                 A UNIT OF PRUDENTIAL SECURITIES

                                           THE ROBINSON-HUMPHREY COMPANY
                                                             J.C. BRADFORD & CO.
THE DATE OF THIS PROSPECTUS IS                , 2000

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the Financial Statements, before making an investment decision.

                                  OUR BUSINESS

     We provide Internet and interactive voice response (IVR) solutions that enable convenient and inexpensive processing of government-to-citizen (G2C) and government-to-business (G2B) transactions. We partner with state and local government entities to deploy easily accessible e-government applications that allow citizens and businesses to transact directly with government agencies without the inconvenience and hassle ordinarily faced in routine transactions with government. Our applications benefit users by facilitating automobile-related transactions, such as renewing or obtaining driver's licenses, vehicle registrations and vanity plates and paying fines for traffic violations and parking citations; outdoor-related transactions, such as purchasing hunting and fishing licenses; and business-related transactions, such as renewing professional and occupational licenses and other corporate licenses. For governments, we provide the benefits of technologically advanced solutions that offer user-friendly interaction, while minimizing the overhead costs associated with maintaining the facilities and personnel needed to manually process routine G2C and G2B transactions.

     By offering both Internet and IVR solutions, we seek to provide access to e-government applications to the greatest number of potential users, including those without Internet access and those who prefer to use the telephone to complete their government transactions. Because our applications are widely accessible, we believe governments will be more willing to adopt our solutions than solutions that are solely Internet-based.

     Currently, we are operating Internet and/or IVR applications under 11 contracts with state or local agencies in six states, including Alabama, Arizona, Florida, Georgia, Indiana and Texas, as well as the District of Columbia. Additionally, we have Internet and/or IVR applications under development pursuant to nine contracts with five state agencies and four counties. We believe our applications are suitable for deployment in all 50 states, 3,000 counties, 36,000 municipalities and by the federal government. For the year ended December 31, 1999, we processed approximately 261,000 transactions.

     Our goal is to become the leading provider of Internet and IVR solutions for G2C and G2B transactions. We have adopted two principal strategies to achieve this goal:

     - First, we strive to develop business by securing long-term, exclusive contractual relationships with state and local governments.

     - Second, we have developed a comprehensive user acquisition strategy to encourage citizens and businesses to conduct their government transactions using our applications and destination sites. Our destination sites will be designed to encourage usage of our applications by providing users with relevant content, community and e-commerce opportunities.

     Our revenues are derived from fees we receive on each transaction completed through our Internet and IVR applications. Our transaction fees typically range from $2.00 to $6.50 and are paid to us by the user or the government. In addition to our fee-based revenues, we anticipate deriving revenues from the sale of advertising and sponsorships on our government applications and our destination sites. Our applications and destination sites will each focus on a particular subject or vertical industry, which we believe will be attractive as potential venues for targeted advertising and promotions.

     We were incorporated in Florida in 1995 and reincorporated in Tennessee in 1999. In February 2000, we completed our acquisition of Link2Gov.com, Inc., formerly the "Permit.com" division of iXL Enterprises, Inc., and in March 2000 we changed our name to LINK2GOV Corp. Our executive offices are located at One Burton Hills Boulevard, Suite 300, Nashville, Tennessee 37215, and our telephone number is (615) 297-2770.

     The names of our three destination sites, Link2Gov.com, Link2Auto.com and Link2Outdoors.com, as well as our logo are names and service marks that belong to us. We claim rights in other names and marks, including G2C and G2B Services(TM). We have registrations for other names and marks used in this prospectus. This prospectus also contains the trademarks and trade names of other entities which are the property of their respective owners.

                            ------------------------

     Unless otherwise indicated, all information in this prospectus assumes:

     - that the underwriters have not exercised their option to purchase additional shares;

     - the conversion of all outstanding shares of the Series A Convertible Preferred Stock into a total of 1,466,194 shares of common stock upon completion of this offering; and

     - all share and per share amounts reflect the ten-for-one stock split effected as a stock dividend to shareholders of record on October 4, 1999.

                                  THE OFFERING

Shares offered by LINK2GOV.........    5,000,000 shares

Common stock to be outstanding
after this offering................    26,088,905 shares(1)

Estimated net proceeds to
LINK2GOV...........................    $

Use of proceeds....................    General corporate purposes, including
                                       working capital, funds for operations,
                                       capital expenditures, and potential
                                       acquisitions. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol.............................    LNKG

Risk factors.......................    See "Risk Factors" for a discussion of
                                       factors you should carefully consider
                                       before deciding to invest in shares of
                                       our common stock.

(1) The number of shares of our common stock that will be outstanding after this offering is based on 19,622,711 shares of common stock and 1,466,194 shares of the Series A Convertible Preferred Stock (which will convert into a total of 1,466,194 shares of common stock at the closing of this offering) outstanding as of March 21, 2000. It excludes:

     - any shares of common stock to be issued upon exercise of the overallotment option granted to the underwriters;

     - 3,463,378 shares of common stock issuable upon exercise of stock options outstanding as of March 21, 2000 at a weighted average exercise price of $2.10 per share;

     - 2,636,622 shares of common stock available for future grant under our employee stock option plan as of March 21, 2000; and

     - 986,851 shares of common stock issuable upon exercise of warrants outstanding as of March 21, 2000 at a weighted average exercise price of $2.32 per share.

                             SUMMARY FINANCIAL DATA

     The following summary historical financial data for each of the years in the three-year period ended December 31, 1999 have been derived from our audited financial statements included elsewhere in this prospectus. The following summary pro forma financial data for the year ended December 31, 1999 have been derived from our pro forma financial information included elsewhere in this prospectus and present the statements of operations data as if the acquisition of Link2Gov.com, Inc. had occurred on January 1, 1999, and the balance sheet data as if the acquisition of Link2Gov.com, Inc. and the issuance of the Company's Series A Convertible Preferred Stock had occurred on December 31, 1999. The information set forth below should be read along with the audited financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the pro forma financial information, all as included elsewhere in this prospectus.

                                                            HISTORICAL            PRO FORMA
                                                    ---------------------------   ---------
                                                     1997      1998      1999      1999(1)
                                                    -------   -------   -------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net Revenues....................................  $   542   $   819   $   979    $   996
  Operating Expenses..............................      377       558       780      1,222
  Selling, General and Administrative Expenses....      129       262     1,148      3,183
  Depreciation and Amortization...................        1         2         4      2,077
  Noncash Compensation Expense....................       59        57       287        747
                                                    -------   -------   -------    -------
                                                        566       879     2,219      7,229
                                                    -------   -------   -------    -------
  Operating Loss..................................      (24)      (60)   (1,240)    (6,233)
  Other Income (Expense), Net.....................      (39)      (43)      (33)       126
                                                    -------   -------   -------    -------
  Net Loss........................................  $   (63)  $  (103)  $(1,273)   $(6,107)
                                                    =======   =======   =======    =======
  Basic and Diluted Net Loss Per Share............  $ (0.01)  $ (0.01)  $ (0.13)   $ (0.38)
                                                    =======   =======   =======    =======
  Weighted Average Shares Outstanding.............   10,000    10,000     9,937     15,983
                                                    =======   =======   =======    =======

                                                                   DECEMBER 31, 1999
                                                          ------------------------------------
                                                                                  PRO FORMA AS
                                                          ACTUAL   PRO FORMA(1)   ADJUSTED(2)
                                                          ------   ------------   ------------
BALANCE SHEET DATA:
  Cash and Cash Equivalents.............................  $  704      $6,790        $
  Working Capital (Deficit).............................    (447)      5,158
  Total Assets..........................................   1,250      17,759
  Total Borrowings......................................     698         698
  Stockholders' Equity (Deficit)........................    (387)     15,613

-------------------------

(1) Reflects the acquisition of Link2Gov.com, Inc. and related issuance of 6,045,773 shares of common stock and the sale of 1,466,194 shares of our Series A Convertible Preferred Stock effective January 25, 2000, as if each had occurred on January 1, 1999 for statements of operations data, and on December 31, 1999 for balance sheet data.

(2) Reflects the sale of 5,000,000 shares of common stock offered by us in this
    offering at a public offering price of $          per share, after deducting
    the estimated underwriting discounts and commissions and our estimated
    offering expenses of $          , and the conversion of all outstanding
    shares of Series A Convertible Preferred Stock into 1,466,194 shares of common stock upon the closing of this offering.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, operating results and financial condition could suffer significantly. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         RISKS RELATED TO OUR BUSINESS

WE OPERATE IN A NEW INDUSTRY AND PROVIDE PRODUCTS AND SERVICES IN A MANNER THAT HAS YET TO GAIN WIDESPREAD ACCEPTANCE.

     The market for providing e-government solutions and facilitating government transactions through the use of Internet and IVR applications is new and unproven. Moreover, given the limited scope of the market for our e-government solutions, there is a limited basis upon which you can evaluate the viability of the market we intend to serve. We cannot assure you that our business model will succeed in this new industry or that our methods for completing transactions with governments will be widely accepted.

WE HAVE ONLY BEEN IN BUSINESS FOR A SHORT PERIOD OF TIME, AND YOUR BASIS FOR EVALUATING US IS LIMITED.

     Although we were formed in October 1995, we have only been executing our current business model since mid-January 2000. Accordingly, there is a limited basis upon which you can evaluate our business and prospects. We cannot assure you that our management will be able to effectively manage the combined entity and effectively implement our growth and operating strategies. Moreover, because of our limited operating history, you have limited operating and financial data about our business upon which to base an evaluation of our performance and an investment in our common stock. An investor in our common stock should consider the risks, expenses and difficulties that we will face as an early stage company seeking to develop a business model based upon Internet and IVR technologies. We cannot assure you that we will be successful in accomplishing our objectives, and our failure to do so could harm our business, operating results and financial condition.

OUR CONTRACT WITH THE FLORIDA DEPARTMENT OF HIGHWAY SAFETY AND MOTOR VEHICLES ACCOUNTED FOR 57.7% OF OUR 1999 REVENUES, AND THE LOSS OF THE FLORIDA DEPARTMENT OF HIGHWAY SAFETY AND MOTOR VEHICLES AS A CLIENT WOULD HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     For the year ended December 31, 1999, transaction fees derived from our contract with the Florida Department of Highway Safety and Motor Vehicles accounted for 57.7% of our total revenues. In addition, we are currently negotiating a new contract to provide additional services and extend the term of our original agreement with the Florida Department of Highway Safety and Motor Vehicles. If the Florida Department of Highway Safety and Motor Vehicles terminates these negotiations or elects to discontinue our current contract, then our business, operating results and financial condition would be harmed.

BECAUSE MOST OF OUR CURRENT REVENUES ARE GENERATED FROM SERVICE CONTRACTS WITH A LIMITED NUMBER OF GOVERNMENT ENTITIES, THE LOSS OF ANY OF THESE CONTRACTS MAY HARM OUR BUSINESS.

     Currently, we have applications operational under 11 contracts with state or local agencies in six states and the District of Columbia. These contracts typically have initial terms of three years with optional renewal periods thereafter. A government may terminate its contract prior to the expiration date upon specific cause events and, in some instances, simply with notice. The decision by one or more government agencies to terminate or not to renew an existing contract would result in significant revenue reductions. If these reductions in revenue occur, our business and financial condition would be harmed. We cannot be certain if, when or to what extent government agencies might terminate or fail to renew any or all of their contracts with us.

THE TRANSACTION FEES WE COLLECT FOR OUR PRODUCTS AND SERVICES ARE SUBJECT TO REGULATION THAT COULD LIMIT OUR REVENUE GROWTH AND PROFITABILITY.

     Depending on the terms of our government contracts, in most applications we either charge the user a transaction fee or retain a portion of the fee or ticket being paid to the government by the user. In some of our contracts, the transaction fee we receive is set or limited by the terms of our contract. We have limited control over the level of transaction fees we are permitted to retain. Our business, operating results and financial condition may be harmed if the level of fees we are permitted to retain in the future is too low or if our costs rise without a commensurate increase in fees.

IF USERS ARE UNWILLING TO PAY TRANSACTION FEES FOR OUR SERVICES, AND IF GOVERNMENTS WILL NOT ABSORB ALL OR PART OF OUR TRANSACTION FEES, OUR BUSINESS MODEL MAY FAIL.

     Our business model is dependent, in part, upon users' willingness to pay transaction fees for the use of our applications in addition to their required government payments. If users refuse to pay transaction fees, and governments refuse to absorb all or part of our transaction fees, demand for our services will decline or fail to grow, which would jeopardize the implementation of our business plan and harm our business, operating results and financial condition.

OUR BUSINESS WITH VARIOUS GOVERNMENT ENTITIES MIGHT REQUIRE SPECIFIC LEGISLATION TO BE PASSED FOR US TO INITIATE AND MAINTAIN OUR GOVERNMENT CONTRACTS AND IS SUBJECT TO OTHER RISKS ASSOCIATED WITH GOVERNMENT CONTRACTING.

     Because our business model involves executing contracts with governments under which we receive transaction fees charged to businesses and citizens, it may be necessary for governments to draft and adopt specific legislation before the government can implement our solutions. The repeal or modification of any enabling legislation could also harm our business, operating results and financial condition.

     We face other risks or challenges associated with government contracting, generally, including:

     - political resistance to the concept of government agencies contracting with third parties to facilitate the payment of fees to the government and to distribute public information and services which have traditionally been offered only by government agencies, often without charge;

     - the internal review process by the government agencies for bid acceptance;

     - the need to reach a political accommodation among various interest groups;

     - changes to the bidding procedure by the government agencies;

     - changes to state legislation authorizing government's contracting with third parties;

     - changes in government administrations or personnel;

     - the limited resources of government entities;

     - the competition generated by the bidding process; and

     - the possibility of cancellation or delay by the government entities.

GOVERNMENTS MAY RESIST OR FIND IT DIFFICULT TO ADOPT OUR INTERNET AND IVR SOLUTIONS.

     The success of our business model depends upon the ability and willingness of different government entities to accept and implement our advanced Internet and IVR solutions. A number of factors may cause such government entities to reject our services, including:

     - a lack of the resources necessary to implement and maintain Internet and/or IVR technologies;

     - the financial, operational and technological risks of moving from older, established systems to rapidly evolving Internet and IVR technologies;

     - lengthy political appropriations processes that make it difficult for governments to acquire resources and to rapidly develop services based upon advanced technologies; and

     - security and privacy concerns relating to the confidential nature of the information and transactions available from and conducted with governments and the view that government information is part of the public trust.

     If governments do not adopt our solutions because of these or other factors, we will be unable to successfully implement our growth strategy, and our business, operating results and financial condition would be harmed.

THE ENTRANCE OF COMPETITORS INTO THE G2C AND G2B MARKETS WOULD HARM OUR ABILITY TO MAINTAIN OR IMPROVE OUR POSITION IN THE MARKETS, RESULTING IN LOWER OPERATING MARGINS AND DECREASED MARKET SHARE.

     Many companies exist that provide one or more aspects of the products and services we offer. Moreover, competition for the provision of e-government products and services is rapidly increasing. In some cases, the principal substitute for our services is a government-designed and managed approach that integrates other vendors' technologies, products and services. Companies that have expertise in marketing and providing technical services to government entities may begin to compete with us by further developing their services and increasing their focus on this piece of their business. In addition, a number of data and bill processing companies have the technical capability and other resources to provide e-government products and services and have indicated an intent to do so.

     Examples of companies that are current and potential competitors with us include the following:

     - e-government companies, including two public companies, National Information Consortium, Inc. and Official Payments Corporation, and other private companies;

     - large systems integrators, including American Management Systems, Inc. and Electronic Data Systems Corporation;

     - traditional consulting firms and computer hardware manufacturers, including IBM Corporation, Lockheed Martin Corporation, Science Applications International Corporation and Compaq Computer Corporation; and

     - web service companies, including USWeb/CKS, AppNet Systems, Inc., Sapient Corporation and Verio Inc.

     Many of our current and potential competitors are national or international in scope and may have greater resources than we do. These resources could enable such competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business and financial condition would be harmed.

OUR BUSINESS WOULD BE HARMED IF WE DO NOT DEVELOP STRATEGIC PARTNERSHIPS WITH LEADING PROVIDERS OF PRODUCTS AND SERVICES THAT COMPLEMENT OUR E-GOVERNMENT SOLUTIONS OR IF ANY SUCH STRATEGIC PARTNERS DECIDE TO COMPETE WITH US DIRECTLY.

     The success of our business model is dependent, in part, upon our ability to create and maintain strategic partnerships with leading providers of products and services that complement our e-government solutions. We have established and intend to continue to pursue relationships with leading companies with a specific government-sector focus in complementary industries such as banking and finance, electronic payments, hardware manufacturing, software development, telecommunications and Internet services in order to enhance our own products and services and increase our chances of obtaining government contracts. If we lose our current strategic partners or are unable to gain new strategic partners, our business could be harmed. In addition, we cannot assure you that our strategic partners will not decide in the future to compete with us in providing e-government solutions. If our strategic partners compete with us, our business, operating results and financial condition would be harmed.

IF WE FAIL TO COORDINATE OR EXPAND OUR OPERATIONAL PROCEDURES AND CONTROLS, WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH.

     Our growth rate may increase rapidly in response to the acceptance of our products and services under new or existing government contracts. If we cannot manage our growth effectively, we may not be able to coordinate the activities of our staffs, and our business could be harmed. We intend to plan for the acceptance of new bids by a number of government entities so that we may be ready to begin operations as soon as possible after acceptance of a bid. As part of this plan of growth, we must implement new operational procedures and controls to expand, train and manage our employees and to coordinate the operations of our various subsidiaries. If we acquire new businesses, we also may have difficulties integrating new operations, technologies and personnel.

WE MAY BE UNABLE TO HIRE, INTEGRATE OR RETAIN QUALIFIED PERSONNEL.

     The recent growth in our business, together with our recent merger, has resulted in an increase in the responsibilities for both existing and new management personnel. The loss of any of our executives, particularly Richardson
M. Roberts, our Chief Executive Officer, or Larry C. Wine, our President, would likely harm our business. We may not be able to retain our current key employees or attract, integrate or retain other qualified employees in the future. If we do not succeed in attracting new personnel or integrating, retaining and motivating our current personnel, our business could be harmed. In addition, new employees generally require substantial training in the presentation, policies and positioning of our e-government products and services. This training will require substantial resources and management attention. Moreover, a number of members of our management team have little experience working together. The failure of key personnel to integrate well would harm our business, operating results and financial condition.

IF OUR ABILITY TO ACCEPT CREDIT CARDS FOR PAYMENT IS LIMITED OR TERMINATED, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION WOULD BE HARMED.

     Our ability to accept credit cards from users of our applications is dependent upon a number of factors, including the ability of processing banks to provide us certain services. We cannot assure you that our ability to accept credit cards will not be limited or terminated in the future as a result of the inability of processing banks to provide us with necessary processing services or any other applicable factors. Any such occurrence would harm our business, operating results and financial condition.

WE MAY NEED MORE WORKING CAPITAL TO EXPAND OUR BUSINESS.

     We may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot assure you that such additional funding, if needed, will be available on terms acceptable to us or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation would harm our business, operating results and financial condition.

                         RISKS RELATED TO THE INTERNET

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AND E-COMMERCE.

     Our future revenues and profits depend upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by merchants and consumers. The use of the Internet and e-commerce may not continue to develop at past rates, and a sufficiently broad base of business and individual customers may not adopt or continue to use the Internet as a medium of commerce. The market for the sale of goods and services over the Internet is a new and emerging market. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven services and products. Growth in our customer base depends on obtaining merchants and consumers who have historically used traditional means of commerce to purchase goods. For us to be successful, these market participants must accept and use novel ways of conducting business and exchanging information.

     E-commerce may fail to gain widespread acceptance for the following reasons, any of which could seriously harm our business:

     - the necessary infrastructure for Internet communications may not develop adequately;

     - our potential customers -- governments, citizens and businesses -- may have security and confidentiality concerns;

     - complementary products, such as high-speed modems and high-speed communication lines, may not be developed;

     - use of the Internet and other online services may not continue to increase or may increase more slowly than expected;

     - the development or adoption of new technology standards and protocols may be delayed or may not occur; and

     - new and burdensome government regulations or taxes may be imposed.

OUR SUCCESS DEPENDS ON THE CONTINUED RELIABILITY OF THE INTERNET.

     The Internet continues to experience significant growth in the number of users, frequency of use and bandwidth requirements. There can be no assurance that the infrastructure of the Internet and other online services will be able to support the demands placed upon them. Furthermore, the Internet has experienced a variety of outages and other delays as a result of unlawful hacking and damage to portions of its infrastructure and could face such outages and delays in the future.

     In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of activity or due to increased government regulation. Changes in or insufficient availability of telecommunications services or other Internet service providers to support the Internet or other online services also could result in slower response times and adversely affect usage of the Internet and other online services generally and our service in particular. If use of the Internet and other online services does not continue to grow or grows more slowly than expected, if the infrastructure of the Internet and other online services does not effectively support growth that may occur or if the Internet and other online services do not become a viable commercial marketplace, our business, operating results and financial condition will be harmed.

NEW TAXES MAY BE IMPOSED ON E-COMMERCE.

     We do not collect sales or other similar taxes on goods sold through our Internet destination sites. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies that engage in or facilitate online commerce, and a number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of e-commerce and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise or that merchants should collect Internet-based taxes could harm our business, operating results and financial condition.

THERE MAY BE SIGNIFICANT SECURITY RISKS AND PRIVACY CONCERNS RELATING TO E-COMMERCE.

     A significant barrier to e-commerce and communications is the secure transmission of confidential information over public networks. A compromise or breach of the technology used to protect our customers' and their end-users' transaction data could result from, among other things, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments. Any such compromise could have a material adverse effect on our reputation and, therefore, on our business, results of operations and financial condition. Furthermore, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. We currently have practices and procedures in place to protect the confidentiality of our customers' and their end-users' information. However, our security procedures to protect against the risk of inadvertent disclosure or intentional breaches of security might fail to adequately protect information that we are obligated to keep confidential. We may not be successful in adopting more effective systems for maintaining confidential information, so our exposure to the risk of disclosure of the confidential information of others may grow with increases in the amount of information we possess. To the extent that our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, operating results and financial condition.

     We may face potential liability for defamation, negligence, invasion of privacy and other claims based on the nature and content of the material that is published on our destination sites. These types of claims have been brought, sometimes successfully, against online services and web sites in the past. We cannot assure you that our general liability insurance will be adequate to indemnify us for all liability that may be imposed. Any liability that is not covered by our insurance or is in excess of our insurance coverage could harm our business, operating results and financial condition.

OUR BUSINESS OPERATIONS MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTERS AND OTHER SYSTEMS ON WHICH OUR BUSINESS OPERATES EXPERIENCE RESIDUAL PROBLEMS ASSOCIATED WITH YEAR 2000.

     Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately distinguish 21st century dates from 20th century dates because of the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems. Computer experts have warned that there may still be residual consequences of the change in centuries. If we or our suppliers experience any of these difficulties, our business operations could be interrupted, and we could experience a decrease in transactions, as well as an increase in allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with this dedication of resources. If our customers experience any of these difficulties, we could experience litigation costs relating to losses suffered by our customers due to the Year 2000 problems.

                         RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK.

     Before this offering, there has been no public market for our common stock. Although we expect our common stock to be quoted on the Nasdaq National Market, an active trading market for our shares may not develop or be sustained following this offering. Purchasers in this offering may not be able to resell their shares at prices equal to or greater than the initial public offering price. The initial public offering price will be determined through negotiations between us and the underwriters and may not be indicative of the market price for these shares following this offering. You should read "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

OUR EXISTING STOCKHOLDERS WILL CONTROL CERTAIN MATTERS REQUIRING A STOCKHOLDER VOTE.

     Upon the closing of this offering, our directors and principal stockholders will beneficially own approximately 39.5% of our outstanding stock. If all of these stockholders were to vote together as a group, they would have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders will be able to control the outcome of all stockholder votes, including votes concerning director elections, certain bylaw amendments and possible mergers, corporate control contests and other significant corporate transactions. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change of control, impeding a merger, consolidation, takeover or other business combination involving our company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which in turn could harm the market price of our common stock.

PROVISIONS OF TENNESSEE LAW AND OF OUR CHARTER AND BYLAWS MAY MAKE A TAKEOVER MORE DIFFICULT.

     Provisions in our charter and bylaws and in the Tennessee corporate law may make it difficult and expensive for a third party to pursue a tender offer, change of control or takeover attempt which is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, prior to the closing of this offering, we will have a staggered board of directors, which will make it difficult for stockholders to change the composition of the board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors, which may reduce the market price of our common stock.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price per share will be substantially higher than the net tangible book value per share immediately after the offering. If you purchase common stock in this offering, you will incur immediate and
substantial dilution of approximately $               in the net tangible book
value per share of the common stock from the price you paid. We also have a large number of outstanding warrants and employee stock options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these warrants or options are exercised, there will be further dilution. In addition, if we make acquisitions using our stock as currency, you will suffer additional dilution.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including:

     - failure to meet our development plans;

     - revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter;

     - loss of an existing client or contract;

     - changes in securities analysts' estimates or recommendations;

     - technological innovations by competitors or in competing technologies;

     - investor perception of our industry or our prospects; and

     - general technological or economic trends.

     In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We may be involved in securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management's attention and resources and could harm our business, operating results and financial condition.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of substantial amounts of our common stock in the public market following this offering or the perception that a large number of shares are available for sale, could cause the market price of our common stock to decline. After this offering, shares owned by our current stockholders and holders of options and warrants to acquire our common stock, on a fully-diluted basis assuming exercise of all options and warrants, are expected to constitute approximately 83.6% of the outstanding shares of our common stock, or 81.6% if the underwriters' over-allotment option is exercised in full. Following the expiration of a 180-day "lock-up" period to which a majority of the shares held by our current stockholders will be subject, the holders of those shares will in general be entitled to dispose of those shares, subject to applicable holding requirements under federal securities laws. Moreover, Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release those holders from the sale restrictions on their shares. In addition to the adverse effect a price decline could have on holders of our common stock, such a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

     After this offering, the holders of approximately 7,295,448 shares of our common stock (including shares issuable upon the exercise of outstanding warrants) will have rights, subject to some conditions, to include their shares in registration statements that we may file on behalf of our company or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. Furthermore, if we were to include in a LINK2GOV-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING.

     We do not have a quantified business plan for the allocation of the proceeds from this offering. Our board of directors and our management will have broad discretion over the use of the net proceeds of this offering. Investors will be relying on the judgment of our board of directors and our management regarding the application of the proceeds of this offering.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

     We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings, if any, for future growth and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                               AND INDUSTRY DATA

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

     This prospectus contains estimates of market growth related to the Internet and e-commerce. These estimates have been included in studies published by market research firms and other companies, including International Data Corporation and Dataquest, Inc. These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of our common stock
in this offering will be approximately $               million ($
million if the underwriters' overallotment option is exercised in full), at an
assumed initial offering price of $               per share and after deducting
the estimated underwriting discounts and commissions and our estimated offering expenses.

     We anticipate that we will use the net proceeds for general corporate purposes, including:

     - working capital;

     - funds for operations;

     - capital expenditures; and

     - potential acquisitions.

     Until allocated for specific use, we will invest these proceeds in short-term government and other investment-grade debt securities.

     The amounts we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and restrictions imposed by lenders, if any.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis giving effect to (i) the acquisition of Link2Gov.com, Inc. and the related issuance of 6,045,773 shares, and (ii) the issuance of 1,466,194 shares of the Series A Convertible Preferred Stock for cash proceeds of approximately $3,123,000 in January 2000; and

     - on a pro forma basis as adjusted to reflect the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering
       price of $               per share, after deduction of estimated
       underwriting discounts and commissions, our estimated offering expenses, the use of the net proceeds as described in "Use of Proceeds" and the automatic conversion of all of the shares of the Series A Convertible Preferred Stock into common stock.

     The table excludes:

     - 300,000 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 1999 at a weighted average exercise price of $1.00 per share;

     - 1,800,000 shares of common stock available for future grant under our stock option plan as of December 31, 1999; and

     - 1,200,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999 at a weighted average exercise price of $0.17 per share.

     You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.

                                                                 DECEMBER 31, 1999
                                                         ---------------------------------
                                                                                PRO FORMA
                                                         ACTUAL    PRO FORMA   AS ADJUSTED
                                                         -------   ---------   -----------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)

Cash and cash equivalents..............................  $   704    $ 6,790      $
                                                         =======    =======      =======

Total borrowings.......................................  $   698    $   698      $
Stockholders' equity (deficit):
  Series A Convertible Preferred Stock.................       --      3,123
  Common stock, no par value, 50,000,000 shares
     authorized, 12,530,000 shares issued actual,
     18,576,000 shares issued pro forma, and 25,042,000
     shares issued pro forma as adjusted...............      780     13,657
  Stock warrants.......................................       27         27
  Accumulated deficit..................................   (1,194)    (1,194)
                                                         -------    -------      -------
          Total stockholders' equity (deficit).........     (387)    15,613
                                                         -------    -------      -------
          Total capitalization.........................  $   311    $16,311      $
                                                         =======    =======      =======

                                    DILUTION

     As of December 31, 1999, we had a pro forma net tangible book value of $5,321,000 or $0.27 per share of common stock. Pro forma net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of our outstanding common stock after giving effect to the conversion of the Series A Convertible Preferred Stock into shares of common stock and giving effect to the issuance of 6,045,773 shares of common stock in connection with our acquisition of Link2Gov.com, Inc. After giving effect to the issuance of 5,000,000 shares of common stock offered hereby at an
assumed initial public offering price of $               per share and after
deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as adjusted, as of
December 31, 1999, would have been approximately $               or
approximately $               per pro forma share of common stock. This
represents an immediate increase in pro forma net tangible book value of
$               per share to our existing stockholders and an immediate dilution
of $               per share to new investors in this offering. If the initial
public offering price is higher or lower than $               per share, the
dilution to new stockholders will be higher or lower, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share before this
     offering...............................................  $    0.27
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................  $
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          ---------
Dilution per share to new investors.........................              $
                                                                          =========

     The following table summarizes, on a pro forma basis as of December 31, 1999, the difference between existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. The table assumes that
the initial public offering price will be $               before deducting
underwriters' discounts and expenses. For purposes of determining the total consideration paid for the 6,045,773 shares of common stock issuable in connection with our acquisition of Link2Gov.com, Inc., we have assigned a value per share of $2.13.

                                  SHARES PURCHASED       TOTAL CONSIDERATION
                                --------------------    ---------------------    AVERAGE PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                ----------   -------    -----------   -------    -------------
Existing stockholders.........  20,041,957     80.0%    $17,017,049         %      $    0.85
New investors.................   5,000,000     20.0
                                ----------    -----     -----------    -----       ---------
          Total...............  25,041,957    100.0%    $              100.0%      $
                                ==========    =====     ===========    =====

     The discussion and tables exclude:

     - 300,000 shares of common stock issuable upon the exercise of stock options outstanding at December 31, 1999, at a weighted average exercise price of $1.00 per share;

     - 1,800,000 shares of common stock available for future grant under our stock option plan as of December 31, 1999; and

     - 1,200,000 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 1999, at a weighted average exercise price of $0.17 per share.

     To the extent the warrants and options are exercised and the underlying shares are issued, there will be further dilution to new investors. See "Risk Factors," "Capitalization," "Management," "Description of Capital Stock" and the notes to our financial statements included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA

     The following selected historical statements of operations data for each of the years in the three-year period ended December 31, 1999, and balance sheet data as of December 31, 1998 and 1999, have been derived from our audited financial statements included elsewhere in this prospectus. The following selected historical statements of operations data for the year ended December 31, 1996, for the period from inception (October 27, 1995) through December 31, 1995 and balance sheet data as of December 31, 1995, 1996 and 1997 have been derived from our unaudited financial statements, which include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of financial position and results of operations. The following selected pro forma financial data for the year ended December 31, 1999 have been derived from our pro forma financial information included elsewhere in this prospectus. The information set forth below should be read along with the audited financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the pro forma financial information, all as included elsewhere in this prospectus.

                                                          HISTORICAL                    PRO FORMA
                                         --------------------------------------------   ---------
                                         1995(1)    1996     1997     1998     1999      1999(2)
                                         -------   ------   ------   ------   -------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
  Net Revenues.........................  $    --   $   --   $  542   $  819   $   979    $   996
  Operating Expenses...................       --       --      377      558       780      1,222
  Selling, general and administrative
    expenses...........................       33      136      129      262     1,148      3,183
  Depreciation and amortization........       --       --        1        2         4      2,077
  Noncash compensation expense.........       --       --       59       57       287        747
                                         -------   ------   ------   ------   -------    -------
                                              33      136      566      879     2,219      7,229
                                         -------   ------   ------   ------   -------    -------
  Operating loss.......................      (33)    (136)     (24)     (60)   (1,240)    (6,233)
  Other income (expense), net..........       (2)      (8)     (39)     (43)      (33)       126
                                         -------   ------   ------   ------   -------    -------
  Net loss.............................  $   (35)  $ (144)  $  (63)  $ (103)  $(1,273)   $(6,107)
                                         =======   ======   ======   ======   =======    =======
  Basic and diluted net loss per
    share..............................  $    --   $(0.01)  $(0.01)  $(0.01)  $ (0.13)   $ (0.38)
                                         =======   ======   ======   ======   =======    =======
  Weighted average shares outstanding..   10,000   10,000   10,000   10,000     9,937     15,983
                                         =======   ======   ======   ======   =======    =======
BALANCE SHEET DATA:
  Cash and cash equivalents............  $    --   $    3   $   16   $   29   $   704    $ 6,790
  Working capital (deficit)............        1       (6)     118      (98)     (447)     5,158
  Total assets.........................       --      145      406      444     1,250     17,759
  Total borrowings.....................       35      273      486      481       698        698
  Stockholders' equity (deficit).......      (34)    (138)    (142)    (188)     (387)    15,613

-------------------------

(1) The Company was formed on October 27, 1995. These results represent start up costs incurred between inception and December 31, 1995.

(2) Reflects the acquisition of Link2Gov.com, Inc. and related issuance of 6,045,773 shares of common stock and the sale of 1,466,194 shares of our Series A Convertible Preferred Stock effective January 25, 2000, as if each had occurred on January 1, 1999 for statements of operations data, and on December 31, 1999 for balance sheet data.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We provide Internet and IVR solutions that enable convenient and inexpensive processing of G2C and G2B transactions. We partner with state and local government entities to deploy easily accessible e-government applications that allow citizens and businesses to transact directly with government agencies without the inconvenience and hassle ordinarily faced in routine transactions with government. Our applications benefit users by facilitating automobile-related transactions, such as renewing or obtaining driver's licenses, vehicle registrations and vanity plates and paying fines for traffic violations and parking citations; outdoor-related transactions, such as purchasing hunting and fishing licenses; and business-related transactions, such as renewing professional and occupational licenses and other corporate licenses. For governments, we provide the benefits of technologically advanced solutions that offer user-friendly interaction, while minimizing the overhead costs associated with maintaining the facilities and personnel needed to manually process routine G2C and G2B transactions.

     By offering both Internet and IVR solutions, we seek to provide access to e-government applications to the greatest number of potential users, including those without Internet access and those who prefer to use the telephone to complete their government transactions. Because our applications are widely accessible, we believe governments will be more willing to adopt our solutions rather than solutions that are solely Internet-based.

     Our predecessor company, G-Link Corporation, was founded in October 1995 with a focus on providing IVR-based applications to government agencies. In September 1999, we hired Richardson M. Roberts, an individual with more than five years of experience leading public companies engaged in electronic transactions processing, to serve as our Chief Executive Officer. In February 2000, we completed our acquisition of Link2Gov.com, Inc., which we accounted for as a purchase. This acquisition provided us with online technical expertise, enabling us to offer more sophisticated Internet-based e-government solutions. In March 2000, we renamed our company LINK2GOV Corp.

     Our revenues are derived from fees we receive on each transaction completed through our Internet and IVR applications. Our transaction fees typically range from $2.00 to $6.50 and are paid to us by the user or the government. In addition to our fee-based revenues, we anticipate deriving revenues from the sale of advertising and sponsorships on our government applications and our destination sites. Our applications and destination sites will each focus on a particular subject or vertical industry, which we believe will be attractive as potential venues for targeted advertising and promotions.

     Currently, we have applications operational under 11 contracts with state agencies in six states, including Alabama, Arizona, Florida, Georgia, Indiana and Texas, as well as the District of Columbia. Additionally, we have applications under development pursuant to nine contracts with five state agencies and four counties. We believe our applications are suitable for deployment in all 50 states, 3,000 counties, 36,000 municipalities and by the federal government.

     Our operating expenses represent the direct costs of processing transactions including credit card processing costs, telecommunications costs and commissions, and certain non-transaction specific costs such as program development and maintenance. Our selling, general and administrative expenses include corporate administrative costs, business development costs, marketing costs, finance costs and product development costs.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods illustrated, certain statements of operations data expressed as a percentage of net revenues:

                                                                 AS A PERCENTAGE OF NET
                                                                        REVENUES
                                                                ------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                1997     1998      1999
                                                                -----    -----    ------
Net Revenues................................................    100.0%   100.0%    100.0%
Operating Expenses..........................................     69.5     68.1      79.7
Selling, General and Administrative Expenses................     23.8     32.0     117.2
Depreciation and Amortization...............................      0.2      0.2       0.4
Noncash Compensation Expense................................     10.9      7.0      29.3
Other Expense, Net..........................................      7.2      5.3       3.4
                                                                -----    -----    ------
Net Loss....................................................    (11.6)%  (12.6)%  (130.0)%
                                                                =====    =====    ======

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     Net Revenues

     Net revenues increased $160,000 to $979,000 for the year ended December 31, 1999 from $819,000 for the year ended December 31, 1998, an increase of 19.5%. The total number of transactions processed increased from 155,964 in 1998 to 260,654 in 1999. These increases are attributable to the growth of two new applications begun in 1998 which generated approximately $250,000 of increased revenues in 1999 and the initiation of certain new applications in 1999, offset by a reduction of 27.3% in the transaction fee related to our Florida Department of Highway Safety and Motor Vehicles application. We reduced the transaction fee to drive greater adoption rates of our applications.

     Operating Expenses

     Operating expenses increased $222,000 to $780,000 for the year ended December 31, 1999, from $558,000 for the year ended December 31, 1998, an increase of 39.8%. Operating expenses represented 79.7% of net revenues for the year ended December 31, 1999, compared to 68.1% for the year ended December 31, 1998. This increase in operating expenses was primarily due to the additional processing activity related to the growth of two new applications begun in 1998 and the new applications initiated in 1999. The increase in operating expenses as a percentage of net revenues was primarily driven by a reduction of 27.3% in the transaction fee related to our Florida Department of Highway Safety and Motor Vehicles application. We reduced the transaction fee to drive greater adoption rates of our applications.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $886,000 to $1,148,000 for the year ended December 31, 1999, from $262,000 for the year ended December 31, 1998, an increase of 338.2%. Selling, general and administrative expenses represented 117.2% of net revenues for the year ended December 31, 1999, compared to 32.0% for the year ended December 31, 1998. This increase in selling, general and administrative expenses and the percentage of selling, general and administrative expenses to net revenues was primarily due to new employees hired in the last half of 1999 as we began increasing the corporate infrastructure to support planned expansion activities. These expansion activities covered all functions of the business -- executive, business development, product development, accounting, and marketing.

     Depreciation and Amortization

     Depreciation and amortization increased $2,000 to $4,000 for the year ended December 31, 1999, from $2,000 for the year ended December 31, 1998, an increase of 100.0%. This increase was related to the increase in infrastructure development during 1999 which included moving the corporate office into new space and the related purchase of furniture, fixtures and additional support equipment.

     Noncash Compensation Expense

     Noncash compensation expense increased $230,000 to $287,000 for the year ended December 31, 1999, from $57,000 for the year ended December 31, 1998, an increase of 403.5%. The noncash compensation expense during 1999 included a grant of our common stock to the new CEO valued at $72,000 and the forgiveness of a note receivable from one of our founders totaling $184,000.

     Other Expense, Net

     Other expense, net decreased $10,000 to $33,000 for the year ended December 31, 1999, from $43,000 for the year ended December 31, 1998, a decrease of 23.3%. Other expense, net represented 3.4% of net revenues for the year ended December 31, 1999, compared to 5.3% for the year ended December 31, 1998. This decrease was primarily attributable to lower average borrowings during 1999 as compared to 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Net Revenues

     Net revenues increased $277,000 to $819,000 for the year ended December 31, 1998, from $542,000 for the year ended December 31, 1997, an increase of 51.1%. This increase is attributable to an increase in the number of transactions processed through the Florida Department of Highway Safety and Motor Vehicles application in 1998 as compared to 1997 and two new applications initiated in the latter half of 1998. The total number of transactions processed increased from 100,411 in 1997 to 155,964 in 1998.

     Operating Expenses

     Operating expenses increased $181,000 to $558,000 for the year ended December 31, 1998, from $377,000 for the year ended December 31, 1997, an increase of 48.0%. Operating expenses represented 68.1% of net revenues for the year ended December 31, 1998, compared to 69.5% for the year ended December 31, 1997. This increase in operating expenses is primarily attributable to an increase in the number of transactions processed as discussed above.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $133,000 to $262,000 for the year ended December 31, 1998, from $129,000 for the year ended December 31, 1997, an increase of 103.1%. Selling, general and administrative expenses represented 32.0% of net revenues for the year ended December 31, 1998, as compared to 23.8% for the year ended December 31, 1997. This increase is primarily attributable to two new employees hired in 1998 in the business development area, as well as increased travel and entertainment related to business development activities.

     Depreciation and Amortization

     Depreciation and amortization increased $1,000 to $2,000 for the year ended December 31, 1998, from $1,000 for the year ended December 31, 1997, an increase of 100.0%. Depreciation and amortization represented 0.2% of net revenues for each of the years ended December 31, 1998 and 1997. This increase is the result of the purchase of additional support equipment in 1998.

     Noncash Compensation Expense

     Noncash compensation expense decreased $2,000 to $57,000 for the year ended December 31, 1998, from $59,000 for the year ended December 31, 1997, a decrease of 3.4%. Noncash compensation expense represented 7.0% of net revenues for the year ended December 31, 1998, compared to 10.9% for the year ended December 31, 1997. This decrease was due to the 1997 amount including $6,000 of free rent which was provided to us by a related party of one of our founders. Subsequent to 1997, we began paying rent as charged by the related party.

     Other Expense, Net

     Other expense, net increased $4,000 to $43,000 for the year ended December 31, 1998 from $39,000 for the year ended December 31, 1997, an increase of 10.3%. Other expense, net represented 5.3% of net revenues for the year ended December 31, 1998, compared to 7.2% for the year ended December 31, 1997. This increase was primarily attributable to higher average borrowings during 1998 as compared to 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have experienced operating losses during each period. We expect to continue to incur losses from operations for the foreseeable future. Prior to 1999, we funded our operating losses primarily through advances and loans from parties related to one of our founders and working capital advances from our contract service provider of IVR transaction processing. Beginning in late 1999, we began to significantly increase our business development efforts and expand our corporate infrastructure to prepare for significant future growth. In connection with these plans, we have obtained a $2 million bank line of credit (which is personally guaranteed by two of our officers) to fund working capital needs. In 2000, we received net proceeds of $2.8 million from the private sale of our Series A Convertible Preferred Stock and completed the acquisition of Link2Gov.com, Inc. which had approximately $3.3 million in cash as of December 31, 1999.

     Net cash used in operating activities was $121,000 for the year ended December 31, 1997, which were primarily related to funding our operating losses and an increase in accounts receivable related to growth in the business. Net cash provided by operating activities in 1998 of $106,000 primarily represented a use of cash to fund our operating losses offset by the receipt of $100,000 cash representing the return of a deposit previously paid to our primary processor of transactions. Net cash used in operating activities was $592,000 for the year ended December 31, 1999, which was primarily related to funding our operating losses.

     Net cash provided by financing activities was $135,000 for the year ended December 31, 1997, and primarily represented borrowings from related parties and the proceeds from a line of credit with our primary processor of transactions. During 1998, cash used in financing activities was primarily related to repaying certain borrowings. Cash flows provided from financing activities were $1,295,000 for the year ended December 31, 1999, and were primarily related to the issuance of common stock to certain new officers and members of the board of directors and proceeds from the new bank line of credit.

     In addition to other costs relating to the expansion of our business, we anticipate making substantial expenditures during the remainder of 2000 as part of the continued expansion of our services and the build-out of our additional office space.

     We consider all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. We invest our cash and cash equivalents in an overnight investment account, commercial paper and a money market account. We place our cash and temporary cash investments with financial institutions which management believes are of high credit quality.

     We have not entered into any financial derivative instruments that expose us to material market risk.

YEAR 2000 ISSUES

     To date we have not experienced Year 2000 problems related to our products and services. The majority of the computer applications and hardware we currently use in our internal operations did not require replacement or modification as a result of the Year 2000 issue.

     We believe that our significant vendors and service providers are Year 2000 compliant, and we have not, to date, been made aware that any of our significant vendors or service providers have suffered Year 2000 disruptions in their systems.

     Accordingly, we do not anticipate incurring material expense or experiencing any material operational disruptions as a result of any Year 2000 problems.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on our financial statements.

                                    BUSINESS
OVERVIEW

     We provide Internet and IVR solutions that enable convenient and inexpensive processing of G2C and G2B transactions. We partner with state and local government entities to deploy easily accessible e-government applications that allow citizens and businesses to transact directly with government agencies without the inconvenience and hassle ordinarily faced in routine transactions with government. Our applications benefit users by facilitating automobile-related transactions, such as renewing or obtaining driver's licenses, vehicle registrations and vanity plates and paying fines for traffic violations and parking citations; outdoor-related transactions, such as purchasing hunting and fishing licenses; and business-related transactions, such as renewing professional and occupational licenses and other corporate licenses. For governments, we provide the benefits of technologically advanced solutions that offer user-friendly interaction, while minimizing the overhead costs associated with maintaining the facilities and personnel needed to manually process routine G2C and G2B transactions.

     By offering both Internet and IVR solutions, we seek to provide access to e-government applications to the greatest number of potential users, including those without Internet access and those who prefer to use the telephone to complete their government transactions. Because our applications are widely accessible, we believe governments will be more willing to adopt our solutions rather than solutions that are solely Internet-based.

     Our goal is to become the leading provider of Internet and IVR solutions for G2C and G2B transactions. We have adopted two principal strategies to achieve this goal:

     - First, we strive to develop business by securing long-term, exclusive contractual relationships with state and local governments.

     - Second, we have developed a comprehensive user acquisition strategy to encourage citizens and businesses to conduct their government transactions using our applications and destination sites. Our destination sites will be designed to encourage usage of our applications by providing users with relevant content, community and e-commerce opportunities.

INDUSTRY BACKGROUND

     Growth of the Internet and e-Commerce. The Internet has experienced significant growth and adoption and has become an important tool for global communications and commerce. International Data Corporation estimates that there were 97 million Internet users worldwide at the end of 1998 and predicts that this number will increase to approximately 320 million by the end of 2002. Internet-based services of varying kinds continue to grow primarily because of the speed and convenience of conducting such transactions over the Internet, as well as the ability of the Internet user to access information "on demand." International Data Corporation estimates that commerce over the Internet will increase from approximately $32 billion worldwide in 1998 to approximately $133 billion in 2000 and to $1 trillion by 2003. Moreover, Dataquest, Inc. estimates that approximately 13.7 million U.S. households will pay their bills online by 2004.

     Equally important is the rapid growth of e-commerce. Because e-commerce allows transactions to be completed more quickly, with greater accuracy and at a lower cost than more traditional methods, a greater number of individuals and businesses are engaging in transactions involving e-commerce. Every day, individuals and businesses perform a wide variety of transactions via telephone and Internet.

     The Market for G2C and G2B Transactions. The government's regulation of commercial and consumer activities gives rise to an extraordinary number of transactions between government agencies and businesses and citizens. According to the official statistics of the U.S. Census Bureau, federal, state and local governments collected a total of $470 billion in non-tax charges and miscellaneous fees from businesses and citizens in 1995, not including fees collected by state and local governments for motor vehicle licenses and registrations.

     Based on U.S. Census Bureau data, state and local governments collected approximately $14 billion in fees in 1998 for approximately 212 million motor vehicle licenses and registrations. State wildlife agencies collected approximately $1 billion in fees in 1998 for approximately 44 million hunting and fishing licenses. In addition, states collect substantial fees for corporate licenses and permits, professional licenses and traffic violations. Other examples of G2C and G2B transactions include obtaining building permits, paying utility bills, paying property and income taxes and accessing vital records, such as birth certificates.

     Traditionally, processing these transactions has been labor intensive and inefficient due to excessive paperwork and insufficient staffing. These transactions, often made in person or by mail, are prone to human error and require significant resources to process. Long lines for in-person transactions are commonplace and "live-operator" telephone transactions can be cumbersome, inconvenient and time consuming.

     Costs associated with these transactions are borne both by government agencies and users. On the government side, agencies typically bear the cost of processing transactions through general tax revenue, service fees and charges for direct access to public records or a combination of these. On the citizen and business side, costs include out-of-pocket expenses for fees and service charges. More importantly, users incur costs of compliance in the form of time lost. Beyond waiting in long lines and waiting for responses by mail or over the telephone, citizens have to take time off from work to complete the transactions during limited government business hours. Moreover, many transactions require visits to more than one government agency, which are often many miles apart from each other. We believe our ability to reduce these costs through e-government solutions represents a significant market opportunity.

     The growing acceptance of the Internet, IVR and e-commerce presents a significant opportunity for enabling government agencies to conduct transactions over the Internet. Driven by the private sector's success in utilizing the Internet and IVR to improve efficiency, reduce costs and increase profits, the public sector is under pressure to implement broad Internet-based solutions to improve service to citizens. Indeed, mandates have been issued by the federal government and a number of states to implement technological solutions to process everyday G2C and G2B transactions. The growing acceptance of e-commerce and the Internet presents a unique opportunity for the private sector to form alliances with government entities to streamline many inefficient and paper-based government processes.

     By using Internet and IVR solutions, government agencies can increase efficiency and the satisfaction of their constituents, while decreasing overhead costs and citizens' frustration. The technical expertise and financial resources required to develop, implement and support government-operated Internet and IVR solutions for G2C and G2B transactions represent significant challenges and impediments that governments typically cannot overcome because of limited resources and political inertia. Instead, many government agencies are turning to the private sector to implement e-government solutions.

OUR SOLUTIONS

     We provide Internet and IVR solutions that create a more convenient, less expensive and more enjoyable mechanism for processing G2C and G2B transactions. We partner with state and local government entities to deploy e-government applications that allow users to transact directly with government agencies. For example, our applications facilitate automobile-related transactions, such as renewing or obtaining driver's licenses, vehicle registrations and vanity plates and paying fines for traffic violations and parking citations; outdoor-related transactions, such as purchasing hunting and fishing licenses; and business-related transactions, such as renewing professional and occupational licenses and completing other corporate filings.

     Our G2C and G2B solutions are designed to satisfy the needs of governments and users.

     - For governments, we provide the benefits of technologically advanced solutions that offer user-friendly interaction, while minimizing overhead costs associated with maintaining the facilities and personnel needed to manually process routine G2C and G2B transactions. Moreover, because of the convenience and value provided to citizens, governments should be able to experience increased regulatory compliance with their programs.

     - For citizens, we offer solutions that are more convenient, less expensive and more valuable. By reducing time spent in lines and providing easier access to government, our solutions deliver value to the citizen in G2C transactions where previously little or none existed.

     - For businesses, we deliver solutions that reduce transaction costs and offer an accessible means of complying with government regulation and receiving related information and assistance typically unavailable in conventional G2B transaction processing.

     Access Channels for Our Solutions

     Our applications are built around a core suite of Internet and IVR technologies. To facilitate and maximize access by our users, we provide points of contact to our solutions through the deployment of either Internet or IVR interfaces, and in many cases, both. Moreover, our contracts with government entities typically require governments to include information on using our applications, such as our website addresses or IVR phone numbers, in renewal or payment due notices sent by the government to its constituents. We design these technologies to be highly secure, user-friendly and economical, enabling users to conduct transactions in the comfort of their own home or business 24 hours a day, 365 days a year.

     Internet. We are an application service provider and customize each of our applications to suit the needs of our government partners. Our graphical user interfaces are designed to be intuitive and user-friendly. Currently, we outsource much of our Internet application building and all of our Internet application hosting to established technology firms, such as iXL Enterprises, Inc. However, we are in the process of transferring the responsibility for application development from our outsourcing partners to our own technology department. In doing so, we expect to colocate our servers with industry-leading providers of such services. We expect to redeploy our applications using active server pages built around Windows NT and a functional layer component built around Microsoft Transaction Server technology. We believe that there will be adequate firewall protection for our servers. We will employ Secure Socket Layers (SSL), 128-bit encryption and software designed to prevent damaging hacker attacks. Our servers and systems will receive 24-hour monitoring and will be equipped with state-of-the-art backup and redundancy systems.

     Interactive Voice Response. To maximize the accessibility of our solutions to a broad range of users, we commonly deploy IVR systems. Our IVR solutions provide automated, interactive access to government transactions and allow anyone with a telephone to perform G2C and G2B transactions using the touch-tone keypad or even the rotary dial on older telephones. IVR systems are programmed using a scripted set of questions seeking specified numeric responses from the user. The IVR application can also be scripted to include advertising and promotional messages. As with our Internet applications, we currently outsource much of our IVR application building and all of our IVR application hosting to established IVR technology firms. As with our Internet applications, we are in the process of transferring the responsibility for application development from our outsourcing partners to our own technology department. In doing so, we expect to colocate our IVR servers with industry-leading providers of telecommunications infrastructure and data services. We expect to redeploy our applications using Nortel Class 5, fully-redundant digital switches. Our IVR servers and systems will receive 24-hour monitoring and will be equipped with state-of-the-art backup and redundancy systems.

     We believe one of our competitive strengths is our ability to deploy a combination of state-of-the-art Internet and IVR technologies in our G2C and G2B applications. Moreover, we believe this combination of technologies enables us to promote increased adoption of our solutions by all users, not just those with Internet access or who are comfortable executing G2C and G2B transactions online.

     Our Applications in Operation. In processing e-government transactions, our Internet and IVR applications receive data provided by users and transmit this data to the same processing mechanism. By using the same processing mechanism for all of our users' government transactions, we can seamlessly and consistently deploy and provide both Internet and IVR applications as required or requested by our government partners. Upon completion of their transactions, users typically pay a transaction fee ranging from $2.00 to $6.50 for utilizing our applications. Our applications allow users to pay the costs of their transactions, including the transaction fees, by credit card or through electronic funds transfer. As a result, we eliminate our users' need to mail checks, obtain money orders or make payments in person to complete their government transactions. In both our Internet and IVR applications, we are able to compare data input from users to a government-provided database to confirm the appropriateness of the transaction for an individual user. In some applications, we receive a daily file from the government containing information from the government's database, and we return to the government a daily file of transactions processed. In other applications, we have a live, real-time link to the government's database, allowing us to seamlessly integrate our transaction processing with government records.

     Our Portfolio of Contracted Applications. Currently, we have operational applications under 11 contracts with state and local agencies in six states, including Alabama, Arizona, Florida, Georgia, Indiana and Texas, as well as the District of Columbia. Additionally, we have applications under development pursuant to nine contracts with five state agencies and four counties. We believe our applications are suitable for deployment in all 50 states, 3,000 counties, 36,000 municipalities and by the federal government.

     The table below identifies our government partner in each deployed application; the type of transactions processed; and the application launch date or the projected launch date.

                                                                            APPLICATION
GOVERNMENT PARTNER                    TYPES OF TRANSACTIONS                 LAUNCH DATE(1)
------------------------------------  ------------------------------------  ---------------------
Florida Department of Highway Safety  Driver's license renewals             February 1997
  and Motor Vehicles
Georgia Department of Natural         Hunting & fishing licenses, boating   February 1998
  Resources(2)                        registrations
Arizona Game & Fish Department        Draws for limited hunting permits     June 1998
Florida Department of Labor and       Unemployment claims                   November 1998
  Unemployment Security, Division of
  Jobs and Benefits
Texas Department of Health,           Professional licenses                 November 1998
  Licensing and Certification
  Division
Texas Secretary of State,             Corporate filings                     March 1999
  Corporations Section
City of Indianapolis, Indiana         Parking tickets                       March 1999
Monroe County, Florida Department of  Unemployment claims                   May 1999
  Labor and Unemployment Security
Suwannee County, Florida,             Traffic citations                     August 1999
  Corporation Clerk of Court
District of Columbia Department of    Vehicle registrations                 January 2000
  Motor Vehicles
City of Mobile, Alabama, Municipal    Traffic citations; parking tickets    March 2000
  Courts
State of Hawaii, The Judiciary        Traffic citations                     Mid-2000 (Projected)
Florida Department of State,          Corporate filings                     Mid-2000 (Projected)
  Secretary of State, Division of
  Corporations
Clay County, Florida, Corporation     Traffic citations                     Mid-2000 (Projected)
  Clerk of Court
Dixie County, Florida, Corporation    Traffic citations                     Mid-2000 (Projected)
  Clerk of Court
Osceola County, Florida, Corporation  Traffic citations                     Mid-2000 (Projected)
  Clerk of Court
St. Lucie County, Florida,            Traffic citations                     Mid-2000 (Projected)
  Corporation Clerk of Court
Florida Department of Highway Safety  Vehicle registrations                 Mid-2000 (Projected)
  and Motor Vehicles
Florida Department of Natural         Hunting & fishing licenses            Mid-2000 (Projected)
  Resources
Washington Department of Fish &       Hunting & fishing licenses            Early 2001
  Wildlife                                                                  (Projected)

-------------------------

(1) Projected launch dates represent our current estimate of the period during which these applications will launch. Factors such as technology development, testing and the speed of government implementation and integration may affect the timing of these launches.

(2) We do not have a written contract with the Georgia Department of Natural Resources. The parties are operating pursuant to an oral agreement as reflected by their course of dealing since February 1998.

     We believe our Internet and IVR solutions can be deployed in a wide range of G2C and G2B applications. We work continually to develop partnerships with state agencies and local governments. Also, we routinely investigate and evaluate contract opportunities for our solutions in federal government applications.

     Our direct user support includes providing personnel and systems to accommodate particular user needs regarding our applications. Our commitment to providing comprehensive services for our government partners and users includes personal problem solving and application management.

OUR STRATEGY

     We achieve growth both by increasing our number of government contracts and by increasing usage or "adoption" of our solutions. We focus on two primary strategies to grow our business:

     - First, we strive to develop business by securing exclusive, long-term contractual relationships with state and local government entities. We plan to execute this strategy by utilizing a national sales force to make direct contact with government entities, by engaging in coordinated government relations, government education and lobbying efforts, and by forming strategic partnerships with leading companies having a specific government-sector focus in complementary industries such as banking and finance, electronic payments, hardware manufacturing, software development, telecommunications and Internet services.

     - Second, we have developed a comprehensive user acquisition strategy to encourage citizens and businesses to conduct their government transactions using our applications and destination sites. By partnering with providers of relevant content, community and e-commerce, we will provide a user-friendly and enjoyable visit to increase user traffic and enhance customer satisfaction.

     Developing our Government Client Base

     In order to deploy our Internet and IVR solutions, governments must recognize the opportunity to provide citizens with e-government solutions, the benefits of which include reduced overhead costs, increased regulatory compliance and enhanced political goodwill associated with implementing progressive, user-friendly solutions.

     We work to expand our government client base primarily by utilizing our regional and local sales network to make direct contact with government entities, undertaking coordinated government relations, government education and lobbying efforts and leveraging key strategic partnerships with leading companies having a specific government-sector focus in complementary industries such as banking and finance, electronic payments, hardware manufacturing, software development, telecommunications and Internet services.

     Increasing Government Contracts through our National Sales Force. We believe that a key element of our strategy involves making in-person solicitations and initiating face-to-face meetings with legislators, executives and agency administrators. To ensure a national presence, we have organized our sales force into regions, each at the direction of a regional manager. Regional managers are responsible for government relations, contract management and managing our strategic partnerships within their region. They are also expected to be aware of the local request-for-proposal processes conducted within their region. Regional managers coordinate proposals with senior management and all other strategic areas of our company, including the board of directors, government relations personnel, strategic partners and clients who perform a similar function, in order to submit the best proposal. We plan to rapidly expand our sales force during the remainder of 2000.

     Leveraging our Government Relations, Government Education and Lobbying Efforts. We believe that an effective way to develop our government client base is to undertake a comprehensive political outreach and education process with government associations, state agencies and state political leaders. We strive to create exclusive, long-term relationships with various government entities by demonstrating the value of cost-effective and proven e-government solutions.

     Our board of directors, which includes former Texas Governor Ann Richards and former Tennessee Governor Lamar Alexander, reflects our commitment to government relations. In addition, in February 2000 we hired Everette James, former Deputy Assistant Secretary for Service Industries and Finance for the U.S. Department of Commerce, as our Executive Vice President of Government Affairs. Also, as part of our government relations strategy, we have engaged the nationally-recognized law firm of Verner, Liipfert, Bernhard, McPherson & Hand, based in Washington, D.C. This firm includes our director, Ms. Richards, former U.S. Senators Bob Dole, George Mitchell, Lloyd Bentsen and Dan Coats, to assist us in developing, implementing and maintaining our government relations and education efforts. We also engage various lobbying firms from time to time and continue to develop political connections at the federal, state and local levels.

     Our executive management interacts with the highest levels of state and local governments in both the executive and legislative branches. Our Chief Executive Officer and our President routinely attend conventions and association meetings at which governors, legislators and administrators gather to discuss the possibilities for digitizing government transactions. We believe that our government relations effort is a key element of our growth strategy.

     Forming our Strategic Partnerships. We have entered into and continue to pursue key strategic partnerships with leading companies having a specific government-sector focus in complementary industries such as banking and finance, electronic payments, hardware manufacturing, software development, telecommunications and Internet services.

     We believe that our strategic partnerships deliver significant and identifiable benefits when entering the request-for-proposal process or negotiating for government contracts. Our strategic partners are leading companies in their respective industries, and oftentimes have a history of contracting with governments or agencies we are seeking as clients. By partnering with these companies, we are able to leverage their credibility, relationships and expertise to more rapidly win contracts and deploy solutions.

     Our User Acquisition Strategy

     We have developed a customer-centric strategy to grow our business through acquiring new and repeat users of our applications. Our customer-centric strategy recognizes that driving the adoption of G2C and G2B transactions is essential to the success of our business. One aspect of this strategy is our plan to attract and retain users with content-rich applications about particular subject matters and interests. By including a combination of relevant content, community and e-commerce on the applications, we believe our customer-centric strategy will yield better long-term user acquisition and retention rates than a government-centric model. Moreover, this strategy allows us to deliver a targeted audience to advertisers and sponsors. By aggregating users by interest, rather than just by the necessity of a short-term or one-time transaction, we believe we can achieve better operating results through advertising and sponsorship revenues.

     Our Destination Sites. To encourage adoption of our Internet-based G2C and G2B solutions, we intend to develop and launch three destination sites designed to aggregate our underlying transaction processing capabilities with relevant content, community and e-commerce opportunities:

Link2Auto.com                      [LOGO]                      Link2Outdoors.com

[LOGO]                            Link2Gov.com                            [LOGO]

     To enhance the user's experience, we will provide timely and relevant information about topics appropriate to the site, links to other web sites offering content, goods and services of interest and targeted advertising from our advertisers and sponsors. In addition to the e-commerce opportunities presented by our destination sites, we believe the sites will encourage repeat usage and increased adoption rates of our e-government solutions. We anticipate that each of our destination sites will offer us opportunities to receive revenues from sponsorships and advertising placements from companies providing products and services related to the focus of each destination as follows:

DESTINATION SITE                         POTENTIAL ADVERTISEMENTS/SPONSORSHIP
----------------                         ------------------------------------
Link2Auto.com                            Automobile manufacturers; insurance
                                         companies
Link2Gov.com                             Office supply companies; overnight
                                         parcel delivery service companies
Link2Outdoors.com                        Hunting and fishing supply companies;
                                         travel and lodging providers

     We expect the rates for these sponsorships and advertising placements to be significantly above the market rates for untargeted web banner advertising. We also intend to participate in the affiliate programs of such companies to offer users of our destination site links to those retailers in exchange for a fixed fee or a percentage of revenues received by the retailers attributable to traffic driven from our destination sites.

SALES AND MARKETING

     To complement our business strategy, we focus our sales and marketing efforts on developing our government client base and driving the adoption of our solutions by users. Our sales efforts are concentrated on our clients -- governments. Our marketing efforts focus on our users -- citizens and businesses.

     Our National Sales Force. Our client development efforts begin with our national sales force of regional managers, account managers and local salespeople. We believe that a key element of our strategy includes making in-person solicitations and initiating face-to-face meetings with legislators, executives and agency administrators. To ensure a national presence, we have organized our sales force into four regions, each at the direction of a regional manager. Our regional managers are responsible for government relations, contract management and strategic partnership management within their regions.

     Our Board of Directors and Senior Management. In addition to our employee sales force, members of our board of directors are frequently instrumental in making introductions on our behalf. These directors bring first-hand knowledge of the political process and the needs of government, as well as representing us credibly before our government partners. In turn, our senior management, particularly Mr. Roberts, Mr. Wine and Mr. James, are actively involved with our sales efforts and frequently call on high-level political officials in state and local governments.

     Our Strategic Partnerships. We have entered into and continue to pursue key strategic partnerships with leading companies having a specific government-sector focus in complementary industries such as banking and finance, electronic payments, hardware manufacturing, software development, telecommunications and Internet services.

     We believe that our strategic partnerships deliver significant and identifiable benefits when entering the request-for-proposal process or negotiating for government contracts. Our strategic partners are leading companies in their respective industries, and oftentimes have a history of contracting with the governments or agencies we are seeking as clients. By partnering with these companies, we are able to leverage their credibility, relationships and expertise to more rapidly win contracts and deploy solutions.

     Our Marketing Program. Our marketing organization's mission is twofold: first, to drive traffic to our G2C and G2B applications; second, to provide an engaging combination of content, community and e-commerce features. We plan to sell advertising on our Internet and IVR applications. This strategy will enable direct marketing targeted to a suitable audience. Because these applications are industry specific, we will pursue partners and merchants whose target demographic matches the lifestyle interests of our users. We expect that manufacturers of automobiles and providers of automotive-related products and services will be interested in advertising on our drivers' license renewal and vehicle registration applications; providers of small business products and services, such as office supply companies and web-based small business solution providers, will be interested in advertising on our corporate filing applications; and sporting goods retailers and leisure and travel service providers will be interested in advertising on our hunting and fishing license applications.

     We also plan to sell targeted advertising on and sponsorships of our destination sites. Because these sites will be centered around a particular industry or interest, we believe merchants who participate in our sponsorship program will be willing to compensate us for access to our target audience.

COMPETITION

     The competition for providing e-government solutions is becoming more intense. Our competitors' strategies and models vary significantly in each market served, as outlined below:

     - e-government companies, including two public companies, National Information Consortium, Inc. and Official Payments Corporation, and other private companies;

     - large systems integrators, including American Management Systems, Inc. and Electronic Data Systems Corporation;

     - traditional consulting firms and computer hardware manufacturers, including IBM Corporation, Lockheed Martin Corporation, Science Applications International Corporation and Compaq Computer Corporation; and

     - web service companies, including USWeb/CKS, AppNet Systems, Inc., Sapient Corporation and Verio Inc.

     Many of our potential competitors are national or international in scope and may have greater resources than we do. These resources could enable such competitors to initiate price cuts or take other measures in an effort to gain market share. Additionally, in some geographic areas, we may face competition from smaller consulting firms with established reputations and political relationships with potential government clients. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business, operating results and financial condition may be harmed.

     We believe that the principal factors upon which we compete are:

     - understanding of government needs;

     - the quality of our e-government services;

     - the willingness of users to adopt particular e-government solutions; and

     - cost.

     We believe we compete favorably with respect to the above-listed factors. Our comprehensive and coordinated government relations and education strategy gives us a distinct competitive advantage. Our customer-centric strategy and efforts to drive traffic to our content-rich applications and destination sites are not currently being duplicated by any competitor. We believe that our ability to deploy both Internet and IVR applications and to seamlessly integrate the two gives us the ability to offer a wider range of solutions to a broader base of users than our competition.

INTELLECTUAL PROPERTY

     We utilize intellectual property in our business, some of which we consider proprietary. We generally rely on trade secret law to protect our proprietary interests. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property, and we may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. Protection of intellectual property in many foreign countries is weaker and less reliable than in the United States, so if our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

     A portion of our business involves the development of software applications for specific client projects. Depending on the terms of the contract, ownership of client-specific software could be retained by the client, although we might retain some rights to the applications, processes and intellectual property developed in connection with client projects.

LAW AND GOVERNMENTAL REGULATION

     We are subject to various laws and regulations affecting our business. Congress has recently passed legislation concerning the availability and protection of copyrighted works on the Internet and legislation concerning the gathering and dissemination of personal information about children via the Internet, and Congress continues to consider laws relating to Internet taxation. In addition, uniform state laws relating to technology are currently under consideration in a number of state legislatures. The European Union has recently enacted regulations relating to online privacy protections.

     These laws and regulations are very recent and their impact on us and our industry has yet to be determined. This impact could include litigation which, whether successful or not, would likely be time-consuming and costly and require substantial management attention and resources. Also, while there are relatively few laws today that specifically regulate Internet-related companies and e-commerce in general, the sizeable growth in Internet usage and e-commerce transactions has prompted many government bodies to consider legislation in such areas as pricing, content, data protection, privacy protection, intellectual property protection, taxation and consumer protection. The enactment of laws or regulations in these areas could place burdens on us, either directly or as a burden to e-commerce in general.

EMPLOYEES

     As of March 21, 2000, we had 45 full-time employees. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

FACILITIES

     Our operations are located in two locations: approximately 20,000 square feet of leased space in an office park located in Nashville, Tennessee and approximately 1,500 square feet of leased space located in Atlanta, Georgia.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

     Our executive officers and directors and their positions and their ages as of March 21, 2000 are as follows:

NAME                              AGE   POSITION
----                              ---   --------
Richardson M. Roberts...........   42   Chief Executive Officer, Director
Larry C. Wine...................   38   President
Franz J. Hofer..................   41   Chief Financial Officer
Robert S. Wechsler..............   29   Chief Operating Officer and General Counsel
Charles E. Rigby, Jr............   48   Chief Technology Officer
Robert S. Boyer.................   40   Executive Vice President of Marketing
Edward W. Braswell..............   42   Executive Vice President of Sales
A. Everette James...............   38   Executive Vice President of Government Affairs and
                                        Assistant General Counsel
Mark McDonald...................   44   Chairman, Director
Nollie E. Peeler................   55   Executive Vice President of Client Development,
                                        Director
A. Lamar Alexander..............   59   Director
Michael C. McChesney............   44   Director
Kip R. Caffey...................   44   Director
Ann W. Richards.................   66   Director

     RICHARDSON M. ROBERTS joined us in September 1999 and serves as our Chief Executive Officer and a director. Prior to joining us, from August 1984 to September 1998, Mr. Roberts was the founder, Chairman and Chief Executive Officer of PMT Services, Inc., a publicly-traded credit card processing firm which merged with Nova Corporation in September 1998.

     LARRY C. WINE became our President in January 2000 in connection with our acquisition of Link2Gov.com, Inc. Prior to joining Link2Gov.com, Inc., he was Senior Vice President of First Data Corporation from November 1994 to March 1999. Before that, Mr. Wine served as an executive with Eastman Kodak Corporation from June 1991 to November 1994.

     FRANZ J. HOFER became Chief Financial Officer in January 2000 in connection with our acquisition of Link2Gov.com, Inc. and is serving in this capacity on an interim basis. Prior to joining Link2Gov.com, Inc., Mr. Hofer was Corporate Controller of Interim Services, Inc., a publicly-traded human resource solution company from January 1997 to April 1999. Before that, Mr. Hofer served as Vice President and Corporate Controller with First Data Merchant Services (formerly National Bankcard Corporation) from June 1992 to March 1996.

     ROBERT S. WECHSLER became Chief Operating Officer and General Counsel in January 2000 in connection with our acquisition of Link2Gov.com, Inc. He held the same titles for Link2Gov.com, Inc. from April 1999 to January 2000. Prior to joining Link2Gov.com, Inc., from April 1998 to April 1999 and from May 1996 to April 1998, he was an attorney with Morgan, Lewis & Bockius LLP and Homer & Bonner, P.A., respectively. Prior to that, Mr. Wechsler worked in the legal department of IVAX Corporation, a public company, from March 1995 to September 1995.

     CHARLES E. RIGBY, JR. joined us in January 2000 and serves as Chief Technology Officer. Prior to joining us, he served as Senior Vice President of Corporate Strategy Planning & Business Development for Premiere Technologies, Inc., an Atlanta, Georgia publicly-held telecommunications and Internet company from July 1999 to March 2000. Prior to that, from

September 1996 to July 1999, he served in various other executive capacities at Premiere Technologies. Mr. Rigby also served as Vice President of Sales for Telet, Inc., a Baltimore, Maryland-based Internet technology company, from February 1996 to September 1996.

     ROBERT S. BOYER became our Executive Vice President of Marketing in January 2000 in connection with our acquisition of Link2Gov.com, Inc. Prior to joining Link2Gov.com, Inc., Mr. Boyer served as Director of Partnership Marketing for First Data Corporation from October 1995 to February 1999. Before that, he served as Vice President of First Financial Management Corporation from September 1993 to September 1995.

     EDWARD W. BRASWELL joined us in October 1999 as our Executive Vice President of Sales. Prior to joining us, Mr. Braswell was Senior Vice
President -- Global Sales Division of Premier Technologies from October 1996 to September 1999. From February 1994 to October 1996, he served as Director of Sales for Glenayre Electronics.

     A. EVERETTE JAMES joined us in January 2000 as our Executive Vice President of Government Affairs and Associate General Counsel. Prior to joining us, Mr. James served as the Deputy Assistant Secretary for Service Industries and Finance for the United States Department of Commerce from December 1996 to January 2000. From March 1993 to December 1996, he served as General Counsel for United Medical International. Mr. James also chaired the NAFTA Financial Services Committee and was twice elected Vice-Chair of the Insurance Committee of the Organization for Economic Cooperation and Development. Before joining the federal government, Mr. James was Managing Partner in a Ft. Lauderdale-based law firm specializing in government transactions and healthcare financing.

     MARK MCDONALD has served as Chairman and a director since co-founding the company in October 1995. Mr. McDonald is also a founder and has served as principal member of Newton, Oldacre & McDonald, a real estate development firm located in Nashville, Tennessee since April 1991.

     NOLLIE E. PEELER has served as a director since co-founding the company in October 1995 and currently serves as Executive Vice President of Client Development. Mr. Peeler also served as President of the Company from September 1995 through September 1999. Prior to founding the company, Mr. Peeler was involved in various real estate and telecommunications businesses.

     A. LAMAR ALEXANDER joined us as a director in October 1999. He is the former Co-Director of Empower America and served as the Secretary of the United States Department of Education from March 1991 to January 1993, the President of the University of Tennessee from July 1988 to December 1990 and as Governor of Tennessee from January 1979 to January 1987.

     MICHAEL C. MCCHESNEY joined us as a director in October 1999. He is the founder and has served as an executive of Security First Network Bank, one of the nation's first Internet banks, from June 1996 to September 1998. Mr. McChesney also served as Chief Executive Officer of Security First Technologies Corp., an affiliate of Security First Network Bank which provides Internet financial services applications, from January 1995 to September 1998, and served as Chairman from September 1998 to February 1999.

     KIP R. CAFFEY joined us as a director in October 1999. He has served as a senior level investment banker with The Robinson-Humphrey Company since July 1999. Previously, he held a similar position with J.C. Bradford & Co. from August 1981 to June 1999.

     ANN W. RICHARDS joined us as a director in March 2000. She has served as a Senior Advisor to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand since January 1995. Prior to that, Ms. Richards served as Governor of Texas from November 1990 to January 1995.

Ms. Richards serves as a director of J.C. Penney Company, Inc., a public company, the Aspen Institute, a non-profit company, and Brandeis University.

EXPECTED SENIOR MANAGEMENT ADDITIONS

     Douglas B. Hadaway has agreed to join us as our Chief Financial Officer. Mr. Hadaway is expected to assume his duties in this capacity during April 2000. Prior to joining us, he served as Chief Financial Officer of Netzip, Inc., a leading provider of Internet utility software, and before that he served as Vice President of Finance of PTEC Holdings, Inc., an Internet and telecommunications holding company.

     Mimi F. Eckel has agreed to join us as our Executive Vice President of Business Development. Ms. Eckel is expected to assume her duties in this capacity during April 2000. Prior to joining us, she worked for McKinsey & Company, and before that she worked for Goldman Sachs & Co.

BOARD COMPOSITION

     We currently have seven directors, and, under our charter, our board of directors can increase the number of directors up to 11. Our board of directors is classified into three classes, with the members of each class serving for a staggered three-year term. Our board of directors consists of three Class I directors (Ms. Richards, Mr. Caffey and Mr. Peeler), whose terms continue until the 2001 annual meeting of stockholders, two Class II directors (Mr. Alexander and Mr. McChesney), whose terms continue until the 2002 annual meeting of stockholders and two Class III directors (Mr. McDonald and Mr. Roberts), whose terms continue until the 2003 annual meeting of stockholders.

     There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

     After the closing of this offering, our audit committee will review our external and internal auditing procedures, review with our independent auditors the scope and results of their audit for the year, review related-party transactions and also review with our management the plan, scope and results of our operations. The members of our audit committee are Messrs. McDonald, Alexander and Caffey.

     Our compensation committee's functions are to determine the salaries and other forms of compensation of our officers and employees. The compensation committee is also charged with granting stock options and restricted stock to directors, officers, key employees and consultants and addressing stock option and restricted stock matters generally. The members of our compensation committee are Messrs. McDonald, Caffey and McChesney.

     Mr. Caffey is a managing director of The Robinson-Humphrey Company, LLC, a representative of the underwriters.

DIRECTOR COMPENSATION

     Directors currently do not receive any cash compensation for their services as directors, although members are reimbursed for expenses in connection with attendance at board of directors and committee meetings. Non-employee directors are eligible to receive options under our 1999 Stock Incentive Plan. To date, no options have been granted to our non-employee directors.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued in the year ended December 31, 1999, to each individual who served as our chief executive officer during such period. None of our other executive officers received aggregate compensation exceeding $100,000 during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
NAMES AND                                                    FISCAL    -------------------
PRINCIPAL POSITION                                            YEAR     SALARY      BONUS
------------------                                           ------    -------    --------
Richardson M. Roberts(1)...................................   1999     $66,490    $102,377
  Chief Executive Officer
Nollie E. Peeler(1)........................................   1999      94,180     184,225
  Executive Vice President of Business
     Development

-------------------------

(1) Mr. Peeler served as President of the Company (the effective chief executive officer) from October 1995 until September 1999. Mr. Roberts joined us as Chief Executive Officer and President in September 1999.

     We have not awarded stock appreciation rights to any of our executive officers, directors or employees. We have no long-term incentive, defined benefit or actuarial plans, as those terms are defined in SEC regulations, covering our employees.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     On September 16, 1999, Mr. Roberts entered into an Employment Agreement as Chief Executive Officer of the Company until September 16, 2002, unless earlier terminated. Mr. Roberts' agreement provides for an annual base salary of $225,000, which is subject to annual review by the Compensation Committee and bonuses, which amounts will be determined in accordance with certain performance criteria established and administered by the Compensation Committee.

     Mr. Roberts may terminate his employment agreement without cause by giving the Company two weeks prior written notice. Pursuant to the terms of his agreement, Mr. Roberts has agreed not to disclose the Company's confidential information and, if terminated for cause or if voluntarily terminated, not to compete against the Company during the term of his employment agreement and for a period of three years thereafter.

     In the event of a termination of Mr. Roberts' employment agreement within six months prior to or two years following a "change of control" (as defined in his agreement), for any other reason than "cause" (as defined in his agreement), his death or disability and if he terminates his employment for "good reason" (as defined in his agreement), he will be paid all accrued base salary and a "special termination payment." Mr. Roberts' special termination payment shall be payable in a single lump sum payment and equal to an amount determined by multiplying the number three by the sum of his maximum annual salary paid during the five year period preceding the date of termination (inclusive of bonuses paid or owed to Mr. Roberts during the 12-month period preceding the date of termination, but excluding unearned bonuses negotiated by him at the time of his employment).

     Mr. Roberts is entitled to receive his accrued base salary, bonus awarded, expense incurred and other benefits through the date of termination in the event that the Company terminates his employment without cause more than six months prior to or two years after a change of control. He also will receive as severance compensation pursuant to the terms of his agreement a termination amount equal to the greater of (a) two times his base salary and bonus paid (or owed) during the 12-month period preceding the termination and (b) his base salary payable over the then remaining balance of the employment form, in either case, payable in installments as normal payroll over the 24 months following such termination. In addition, Mr. Roberts is entitled upon such termination to continued coverage under any employee, medical disability and life insurance plans for the same period that the termination payment is payable.

     In the event Mr. Roberts is terminated for cause (as defined in the his agreement) except within six months prior to or two years after a "change of control," he is entitled to receive all accrued base salary, through the date of termination, but shall receive no other severance benefits. His agreement also may be terminated if he dies, in which event his estate will receive these same payments, together with the actual bonus, if any, he would have received for the year in which his death occurs prorated for such year.

     The Company may terminate Mr. Roberts' employment if he becomes disabled for a period of 90 consecutive business days, in which event, he is entitled to receive his base salary, insurance, bonus and other benefits until the date that he becomes eligible for long-term disability benefits through commercially available insurance policies made available by the Company.

1999 STOCK INCENTIVE PLAN

     The 1999 Stock Incentive Plan was adopted by our board of directors on October 4, 1999 and amended on March 10, 2000. The purpose of the plan is to attract, retain and reward key employees, consultants and non-employee directors. This plan allows flexibility in the award of stock-based incentive compensation to these people. The plan provides for grants of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and other stock-based awards.

     The plan authorizes the issuance of up to 6,000,000 shares of common stock, subject to increase on an annual basis or upon the occurrence of certain events. No individual may receive options to purchase more than 400,000 shares of common stock in any fiscal year. Whenever a share of common stock underlying a stock option is no longer subject to that option, that share of common stock shall again be available for distribution under the plan.

     This plan will be administered by the compensation committee of the board of directors. The compensation committee will have the authority to:

     - select the individuals who may receive the grant for the option;

     - determine the number of shares to be covered by each option or other award to be granted; and

     - determine the terms and conditions of the option, including the exercise price, vesting schedule and any restrictions or limitations on the options.

     Grants under the plan may consist of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended, non-qualified stock options that are not intended to so qualify, stock appreciation rights, restricted stock or other stock-based awards. Grants can be made to any key employee, consultant and non-employee director. Incentive stock options may only be granted to our employees.

     The option price for each share of common stock underlying an incentive stock option shall be at least 100% of the fair market value of the stock at the date of grant. The option price for non-qualified stock options shall be at least 85% of the fair market value of the underlying stock at the date of grant. No incentive stock option shall be exercisable after 10 years from the date of grant. Options are not transferable except to members of the optionee's immediate family or by will or the laws of descent and distribution.

     If an optionee's employment terminates because of death, any option held by the optionee may be exercised to the extent the option was exercisable at the time of death. This exercise must occur within one year from the date of death or until the term of the option expires, whichever is shorter. If an optionee's employment is terminated because of disability, any option held by the optionee three years from the date of the disability or until the term of the option expires for non-qualified options and one year from the date of disability or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee's employment terminates because of retirement, any option held by the optionee may be exercised to the extent the option was exercisable at the time of the retirement, unless accelerated by the committee. This exercise must occur within three years from the date of the retirement or until the term of the option expires for non-qualified options and three months from the date of the retirement or until the term of the option expires for incentive stock options, whichever is shorter. If an optionee voluntarily terminates employment, the option shall thereupon terminate; however, the board of directors may extend the exercise period for three months or until the term of the option expires, whichever is shorter.

     Stock appreciation rights can be granted in connection with all or part of any stock option granted. They will terminate and no longer be exercisable when the related stock option terminates. They are only exercisable at the time and to the extent that the stock options to which they relate are exercisable. Shares of restricted stock can be issued alone, in addition to or with other awards granted under the plan. The committee can place limitations on the sale or transfer of the restricted stock. Other stock-based awards can be granted by the committee at its discretion.

     The compensation committee can adjust the number of shares reserved for issuance under the plan if there is a merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure. If there is a change in control any awarded option shall become fully exercisable and vested. This change of control can occur if any person or entity acquires more than 50% of the voting power of our capital stock or if our existing shareholders hold less than 50% of our outstanding securities after a cash tender or exchange offer, merger or other business combination, sale of assets or contested election of directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth, as to the named executive officers, information concerning stock options granted during the fiscal year ended December 31, 1999.

     The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 200,000 shares of common stock that were granted in the fiscal year ended December 31, 1999.

                                                                                                   POTENTIAL
                                                  INDIVIDUALS GRANTS                           REALIZABLE VALUE
                           -----------------------------------------------------------------      AT ASSUMED
                                         PERCENT OF                                             ANNUAL RATE OF
                           NUMBER OF       TOTAL                                                  STOCK PRICE
                           SECURITIES     OPTIONS                  DEEMED FAIR                 APPRECIATION FOR
                           UNDERLYING    GRANTED TO    EXERCISE    MARKET VALUE                   OPTION TERM
                            OPTIONS     EMPLOYEES IN   PRICE PER    ON DATE OF    EXPIRATION   -----------------
                            GRANTED     FISCAL YEAR      SHARE        GRANT          DATE        5%        10%
                           ----------   ------------   ---------   ------------   ----------   -------   -------
Richardson M. Roberts       200,000        100%          $1.00        $1.00        10/4/09      $         $

     The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission based on the deemed value of the common stock used by us for accounting purposes and do not represent our estimate or projection of our future stock prices.

     All options indicated in the table above have a ten year term, vest as to 25% of the shares on the date of grant and vest at the rate of 1/4 of the shares on each anniversary thereafter, so that all shares are vested on the third anniversary of the date of grant, subject to continued service as an employee or consultant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth information concerning unexercised options for the fiscal year ended December 31, 1999 with respect to the named executive officers.

     The value realized represents the difference between the deemed value of the common stock on the date of exercise used by us for accounting purposes and the exercise price of the option.

     The value of unexercised in-the-money options was calculated by determining
the difference between $               (the assumed initial public offering
price) and the exercise price of the option.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           SHARES                 OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                          ACQUIRED      VALUE     ---------------------------   ---------------------------
         NAME            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------   -----------   -------------   -----------   -------------
Richardson M. Roberts        --          --         50,000         150,000      $             $

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to this offering, our board of directors and senior management were directly involved in setting compensation for our executives.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 21, 2000 and as adjusted to reflect the sale of common stock offered for (1) each person who we know to beneficially own more than 5% of our common stock, (2) each of our directors,
(3) each of the named executive officers and (4) all directors and executive officers as a group. Except as indicated in the table below or the footnotes thereto, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite each stockholder's name.

                                                                                    PERCENTAGE
                                                                                     OF SHARES
                                                                                    OUTSTANDING
                                                             NUMBER OF SHARES   -------------------
                                                               BENEFICIALLY      BEFORE     AFTER
NAME AND ADDRESS                                                 OWNED(1)       OFFERING   OFFERING
----------------                                             ----------------   --------   --------
Cyber Lab Ventures, Inc....................................      5,212,750        24.7%      20.0%
  316 N.E. 4th Street
  Fort Lauderdale, Florida 33301
Mark McDonald(2)...........................................      2,832,398        13.4       10.8
  One Burton Hills Blvd., Suite 300
  Nashville, Tennessee 37215
Nollie E. Peeler...........................................      3,500,000        16.6       13.4
  One Burton Hills Blvd., Suite 300
  Nashville, Tennessee 37215
Thomas Newton(3)...........................................      1,811,496         8.6        6.9
  One Burton Hills Blvd., Suite 300
  Nashville, Tennessee 37215
William Oldacre(4).........................................      1,797,996         8.5        6.9
  One Burton Hills Blvd., Suite 300
  Nashville, Tennessee 37215
Richardson M. Roberts(5)...................................      3,423,729        16.1       13.0
  One Burton Hills Blvd., Suite 300
  Nashville, Tennessee 37215
Kip R. Caffey(6)...........................................        150,000           *          *
Michael McChesney(7).......................................        412,910         1.9        1.6
A. Lamar Alexander(8)......................................        120,000           *          *
Ann W. Richards(9).........................................         86,948           *          *
All directors and named executive officers as a group
  (seven persons)(10)......................................     10,525,985        48.6       39.5

-------------------------

   *  Represents less than 1% of the outstanding shares of common stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of our common stock subject to options or warrants held by that person or entity that are currently exercisable or exercisable within 60 days of March 21, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person or entity. Percentage ownership is based on 21,088,905 shares of common stock outstanding at March 21, 2000, assuming the conversion of all outstanding shares of our Series A Convertible Preferred Stock into common stock. The inclusion in this prospectus of such shares does not, however, constitute an admission by the named stockholder that he, she or it is a direct or indirect beneficial owner of such shares.

 (2) Includes 100,000 shares issuable upon exercise of a warrant held by Mr. McDonald which is exercisable before October 4, 2009. Includes a total of 13,800 shares held by Mr. McDonald as Custodian under the Tennessee Uniform Transfer to Minors Act for certain individuals, as to which shares Mr. McDonald disclaims beneficial ownership.

 (3) Includes a total of 31,500 shares held by Mr. Newton as Custodian for certain individuals, as to which shares Mr. Newton disclaims beneficial ownership.

 (4) Includes a total of 31,000 shares held by Mr. Oldacre as Custodian under the Tennessee Uniform Transfer to Minors Act for certain individuals, as to which shares Mr. Oldacre disclaims beneficial ownership.

 (5) Includes 100,000 shares issuable upon exercise of a warrant held by Mr. Roberts which is exercisable before October 4, 2009. Includes 103,829 shares issuable upon exercise of stock options held by Mr. Roberts exercisable within 60 days of March 21, 2000. Includes 1,374,000 shares held by Roberts Investments, L.P. and Mr. Roberts' wife, as to which Mr. Roberts disclaims beneficial ownership except to the extent of his economic interest therein. Includes 19,500 shares owned by Mr. Roberts as Custodian under the Tennessee Uniform Transfers to Minors Act, as to which shares Mr. Roberts disclaims beneficial ownership.

 (6) Includes 50,000 shares issuable upon exercise of a warrant held by Mr. Caffey which is exercisable before January 25, 2003.

 (7) Includes 187,793 shares of Series A Convertible Preferred Stock which will automatically convert into 187,793 shares of common stock upon the closing of this offering. Includes 50,000 shares issuable upon exercise of a warrant held by Mr. McChesney which is exercisable before January 25, 2003 and 75,117 shares issuable upon exercise of a warrant held by Mr. McChesney which is exercisable before January 25, 2003.

 (8) Includes 50,000 shares issuable upon exercise of a warrant held by Mr. Alexander which is exercisable before January 25, 2003. Includes 20,000 shares owned by a family limited partnership.

 (9) Includes 40,000 shares issuable upon exercise of a warrant held by Ms. Richards which is exercisable before March 10, 2003.

(10) Includes options to purchase an aggregate of 103,829 shares that are exercisable within 60 days of March 21, 2000. Includes 465,117 shares issuable upon the exercise of warrants which are exercisable within 60 days of March 21, 2000.

                   CERTAIN TRANSACTIONS WITH RELATED PARTIES

     From March 1996 to January 1999, the Company advanced cash to Nollie Peeler, one of its founders, who also served as an executive officer during this period. Interest accrued annually at the rate of 8% on the outstanding advances. The aggregate amount of cash advances and the related accrued interest, totaling $184,000, were forgiven by the board of directors in December 1999 and recorded as non-cash compensation expense on our income statement.

     From October 1997 to December 1999, the Company leased office space from Newton, Oldacre and McDonald, LLC, a Tennessee limited liability company whose members include Mark McDonald, Chairman, director and a principal shareholder of the Company, and Thomas Newton and William Oldacre, both principal shareholders of the Company. Rent expense for each of 1997, 1998 and 1999 totaled $6,000, $32,000 and $29,000, respectively.

     From time to time, Messrs. Newton, Oldacre, and McDonald made advances to the Company for working capital and to fund its operating losses. These advances were made either by those individuals, the limited liability company through which they conduct business or certain affiliated entities. Effective January 15, 1999, each of Messrs. Newton and Oldacre agreed to exchange $27,485 of debt owed to each of them for 1,500,000 shares of common stock each. In addition, effective April 15, 1999, Mr. McDonald agreed to exchange $27,485 of indebtedness owed to him and agreed to make further advances to the Company of up to $150,000 in exchange for a warrant to purchase 1,000,000 shares of common stock at an aggregate purchase price of $100.

     During 1999, Messrs. Newton, Oldacre and McDonald continued to make advances to the Company. As of September 30, 1999, such advances by Messrs. Newton, Oldacre and McDonald totaled $146,330, $146,330 and $146,330, respectively. On September 30, 1999, each of them agreed to exchange the indebtedness owed to them for 146,330 shares of common stock each.

     On September 30, 1999, we issued 2,641,000 shares of common stock to Mr. Roberts in connection with his acceptance of our offer of employment.

     On October 4, 1999, we authorized the sale of 100,000 shares of our common stock at $1.00 per share to each of Messrs. Caffey, McChesney, Roberts and Alexander, and 50,000 shares at $1.00 per share to Mr. Braswell.

     In connection with the Company entering into a revolving Promissory Note with Bank of America, N.A. in the principal amount of $2,000,000 and bearing interest at a variable rate equal to the prime rate minus 1%, each of Messrs. McDonald and Roberts executed a Continuing and Unconditional Guaranty covering all obligations of the Company under the Promissory Note. It is anticipated that these Continuing and Unconditional Guaranties will be released upon completion of this offering. As consideration for agreeing to execute the Continuing and Unconditional Guaranties, on October 4, 1999, the board of directors issued warrants to purchase 100,000 shares of our common stock to each of Messrs. McDonald and Roberts. The warrants are exercisable in whole or in part until October 4, 2009 at an exercise price of $1.00 per share.

     On January 25, 2000, we issued warrants to purchase 50,000 shares of our common stock at $2.13 per share to each of Messrs. Caffey, McChesney and Alexander, as consideration for their agreement to join our board of directors.

     In connection with the Company's offering of its Series A Convertible Preferred Stock, the Company sold 187,793 shares of its Series A Convertible Preferred Stock to Michael McChesney for a total price of $400,000. Mr. McChesney is a stockholder and director of the Company. All of the outstanding shares of the Company's Series A Convertible Preferred Stock will be converted to shares of our common stock upon completion of this offering. Additionally, Mr. McChesney was granted a warrant to purchase 75,117 shares of our common stock at an exercise price of $2.84 per share.

     On February 10, 2000, the Company loaned Cyber Lab Ventures, Inc., a principal stockholder of the Company, $750,000 pursuant to a secured promissory note. The loan bears interest at a rate of 10% and matures on April 10, 2000, unless extended by the Company at its sole option to May 10, 2000. This loan is secured by a stock certificate representing 463,935 shares of our common stock.

     On March 10, 2000, we sold to Ms. Richards, a director, 46,948 shares of our common stock at $2.13 per share, and we issued to Ms. Richards a warrant to purchase 50,000 shares of our common stock at $2.13 per share as consideration for her agreement to join our board of directors.

     One of the Company's directors, Mr. Caffey, is a managing director of The Robinson-Humphrey Company, LLC, a representative of the underwriters.

     One of the Company's directors, Ms. Richards, serves as a senior advisor to the law firm of Verner, Liipfert, Bernhard, McPherson & Hand, which is providing certain services to the Company.

     On March 13, 2000, the board of directors adopted a policy that any transactions between the Company and any of its officers, directors or principal stockholders or affiliates thereof, must be on terms no less favorable than those which could be obtained from unaffiliated parties and must be approved by a majority of the disinterested members of the board of directors. The audit committee of the board of directors will be responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     As of March 21, 2000 there were 21,088,905 shares of common stock issued and outstanding after giving effect to the issuance of 1,466,194 shares of common stock upon the conversion of all outstanding Series A Convertible Preferred Stock immediately prior to the closing of this offering. Following the offering, our authorized capital stock will consist of 100,000,000 shares of common stock, of which 26,088,905 will be issued and outstanding and 5,000,000 shares of undesignated preferred stock issuable in one or more series designated by our board of directors, of which no shares will be issued and outstanding.

     Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality, of the votes entitled to be cast at a meeting at which a quorum is present by all shares of common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our charter, which will be effective upon consummation of this offering, must be approved by a majority of the voting power of the common stock.

     Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors, subject to the preferential rights of any preferred stock then outstanding.

PREFERRED STOCK

     Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. We have no current plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of LINK2GOV or the removal of existing management.

REGISTRATION RIGHTS

     We have entered into a Registration Rights Agreement dated January 25, 2000, as amended (the "Registration Rights Agreement"), with the 24 purchasers of the Series A Convertible Preferred Stock and 12 former stockholders of the company we acquired in February 2000 who exchanged their shares for our common stock in connection with the acquisition of the former Delaware corporation, Link2Gov.com, Inc., which is now our wholly-owned subsidiary. Pursuant to the Registration Rights Agreement, at any time after one year following the closing of this offering, the holders of at least 51% of certain of the Registrable Shares (as that term is defined in the Registration Rights Agreement), may by written notice demand registration on Form S-1 or any similar long-form registration under the Securities Act of up to all of the Registrable Shares owned by such holders. These holders of Registrable Shares are entitled to only one such long-form demand registration. In addition, any holder or holders of Registrable Shares may seek a "piggyback" registration of any or all of their Registrable Shares at any time that the Company proposes to file a registration statement within three years following this offering, subject to certain limitations generally imposed by the managing underwriter regarding the number of shares to be included in the offering.

WARRANTS

     As of March 21, 2000, we had outstanding warrants to purchase an aggregate of 986,851 shares of our common stock. The weighted average exercise price of the warrants is $2.32 per share. Any warrant may be exercised by applying the value of a portion of the warrant, which is equal to the number of shares issuable under the warrant being exercised multiplied by the fair market value of the security receivable upon exercise of the warrant, less the per share exercise price, in lieu of payment of the per share exercise price. These warrants contain customary antidilution provisions which become effective in the event of certain transactions by the Company, such as stock splits and stock dividends.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our charter provides that, to the fullest extent permitted by the Tennessee Business Corporation Act (the "TBCA"), a director will not be liable to us or our shareholders for monetary damages resulting from a breach of his or her fiduciary duty as a director. Under the TBCA, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the TBCA for breach of the director's duty of loyalty, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends that are prohibited by the TBCA. This provision does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his of her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we shall indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also intend to acquire and maintain insurance to protect any director or officer against any liability.

ANTI-TAKEOVER PROVISIONS

     The provisions of our charter and bylaws described below, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our Board.

     Classified Board of Directors. Our board of directors is divided into three classes serving staggered three-year terms, with one-third of the Board being elected each year. Our classified board, together with certain other provisions of our charter authorizing the board of directors to fill vacant directorships or increase the size of the Board, may prevent a stockholder from removing or delay the removal of, incumbent directors and simultaneously gaining control of the board of directors by filling vacancies created by such removal with its own nominees.

     Director Vacancies and Removal. Our bylaws provide that vacancies in our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors. Our bylaws provide that directors may be removed from office by the affirmative vote of 75% or more of the outstanding shares entitled to vote at special meetings called for the purpose the shareholders only at a meeting called for the purpose of removing him.

     No Stockholder Action by Written Consent. Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders.

     Special Meetings of Stockholders. Our bylaws provide that a special meeting of stockholders may be called only by the Chairman or a majority of our board of directors. Our bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

     Advance Notice of Director Nominations and Stockholder Proposals. Our bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders. A stockholder's notice of a director nomination or proposal will be timely if delivered to our secretary at our principal executive offices not later than the close of business on the later of the 120th day prior to the scheduled date of such annual meeting or the 10th day following the day on which notice of such annual meeting is first given to our stockholders.

     Amendment of the Charter. Any amendment to our charter provision relating to our classified Board must first be approved by 75% of the outstanding shares entitled to vote at a special meeting called for the purpose of amending the charter provision.

     Amendment of Bylaws. Our bylaws may be amended or repealed by our board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting. However, our bylaws provisions relating to our classified Board may only be altered, amended or repealed at a meeting of the stockholders by the affirmative vote of at least 75% of the shares present in person or represented by proxy at such meeting.

ABILITY TO ADOPT STOCKHOLDER RIGHTS PLAN

     Our board of directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments to discourage persons seeking to gain control of LINK2GOV by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change of control is not in the best interests of LINK2GOV and our stockholders. Our board of directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to effect a change of control of LINK2GOV.

STATUTORY BUSINESS COMBINATION PROVISION

     The Tennessee Business Combination Act (the "Combination Act") provides that any corporation to which the Combination Act applies, including LINK2GOV, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     The Combination Act defines "business combination," generally to mean any:
(i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, pledged mortgage or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

     The Combination Act defines "interested shareholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five-year period preceding the date in question.

     Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter, as amended, and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two thirds of the outstanding voting stock not beneficially owned by the interested shareholder or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of
(i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits us from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or if we make an offer of at least equal value per share to all holders of shares of such class.

     The effects of such legislation may be to render more difficult a change of control of LINK2GOV by delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in the payment of a premium over the market price for the shares held by such shareholder and may promote the continuity of our management by making it more difficult for shareholders to remove or change the incumbent members of the board of directors.

LISTING ON THE NASDAQ NATIONAL MARKET SYSTEM

     We will apply to have our common stock approved for quotation on the Nasdaq National Market under the symbol "LNKG."

NO PREEMPTIVE RIGHTS

     No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities. Holders of the Series A Convertible Preferred Stock have certain rights to acquire securities of the Company that are sold privately. These rights do not apply to this offering of common stock and will expire upon the consummation of this offering.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock will be
               .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock and we cannot predict the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. Nonetheless, substantial sales of common stock in the public market following this offering or the perception that such sales could occur, could lower the market price of our common stock or make it difficult for us to raise additional equity capital in the future.

     Following this offering, there will be approximately 30,539,134 shares of our common stock outstanding on a fully-diluted basis assuming the exercise of all outstanding options and warrants. Of these shares, the 5,000,000 shares which are being sold in this offering generally will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates" as is defined in Rule 144 under the Securities Act may be sold only in compliance with the limitations described below. The remaining 25,539,134 shares of common stock which will be outstanding after the offering will be "restricted securities" as defined in Rule 144 and may be sold in the future without registration under the Securities Act subject to compliance with the provisions of Rule 144 or any other applicable exemption under the Securities Act.

     In connection with this offering, our existing officers, directors and
certain holders of our outstanding common stock, who hold   % of the currently
outstanding shares of common stock (or securities exercisable for or convertible
into common stock) and will own an aggregate of        shares of common stock
after this offering, have agreed with the underwriters that, subject to exceptions, they will not sell or dispose of any of their shares for 180 days after the date of this prospectus. The underwriters' representatives may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to such restrictions. Subject to these lock-up agreements, the shares of common stock outstanding upon the closing of this offering will be available for sale in the public market as follows:

    APPROXIMATE
  NUMBER OF SHARES                              DESCRIPTION
  ----------------                              -----------
     5,000,000          After the date of this prospectus, freely tradeable shares sold in the offering.
                        After 180 days from the date of this prospectus, the lock-up period will expire and these shares will be saleable under
                        Rule 144 (subject, in some cases, to volume limitations),
                        Rule 144(k) or under a registration statement to register
                        for resale, shares of common stock issued upon the exercise of stock options or warrants or the conversion of preferred stock.

     In general, under Rule 144, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate of ours and who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock, which is expected to be approximately 260,889 shares upon the completion of this offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue and grant options to purchase shares of common stock under the 1999 Stock Incentive Plan. See "Risk Factors -- Future sales of our common stock could adversely affect our stock price."

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Deutsche Bank Securities Inc., Prudential Securities Incorporated, The Robinson-Humphrey Company, LLC and J.C. Bradford & Co. are acting as representatives, have severally but not jointly agreed to purchase from LINK2GOV the following respective number of shares of common stock:

                                                                 NUMBER OF
UNDERWRITERS                                                       SHARES
------------                                                     ---------
Deutsche Bank Securities Inc................................
Prudential Securities Incorporated..........................
The Robinson-Humphrey Company, LLC..........................
J.C. Bradford & Co. ........................................
                                                                 ---------
  Total.....................................................     5,000,000
                                                                 =========

     The underwriting agreement provides that the obligations of the underwriters are subject to approval of certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of the common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The following table summarizes the compensation to be paid to the underwriters by LINK2GOV and the expenses payable by LINK2GOV assuming no exercise of the underwriters' over-allotment option:

                                                                 PER
                                                                SHARE     TOTAL
                                                                -----     ------
Underwriting discounts and commissions payable by
  LINK2GOV..................................................    $         $
Expenses payable by LINK2GOV................................    $         $

     LINK2GOV has granted to the underwriters an option expiring on the 30th day after the date of this prospectus to purchase up to 750,000 additional shares of common stock at the initial public offering price, less the underwriting discounts and commissions. Such option may be exercised only to cover over-allotments in the sale of shares of common stock. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as it was obligated to purchase pursuant to the underwriting agreement.

     LINK2GOV has been advised by the representatives that the underwriters propose to offer the shares of common stock to the public initially at the public offering price set forth on the cover page of this prospectus and, through the underwriters, to selling group members at such price less a
concession of $               per share and the underwriters and such selling
group members may allow a discount of $               per share on sales to
certain other broker-dealers. After the offering, the public offering price and concession and discount to dealers may be changed by the representatives.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     LINK2GOV, its officers and directors and certain other existing stockholders and optionholders of LINK2GOV have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of or transfer, directly or indirectly or, in the case of LINK2GOV, file with the

Securities and Exchange Commission a registration statement relating to, any shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock or publicly disclose the intention to do any of the foregoing, without the prior written consent of Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, except under certain circumstances.

     The underwriters have reserved for sale, at the initial public offering price, up to 375,000 shares of the common stock for employees, directors and certain other persons associated with LINK2GOV who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby. LINK2GOV intends, through Deutsche Bank Securities Inc., to seek indications of interest from designated persons who may include employees, customers and others with whom LINK2GOV has or may seek to develop business relationships.

     LINK2GOV has agreed to indemnify the underwriters against liabilities, including civil liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect thereof.

     We will apply to have our common stock approved for quotation on the Nasdaq National Market under the symbol "LNKG."

     Prior to this offering, there has been no public market for the common stock. The initial public offering price has been determined by negotiation between LINK2GOV and the representatives. The principal factors considered in determining the initial public offering price include:

     - the information set forth in this prospectus and otherwise available to the representatives;

     - the history of and the prospects for LINK2GOV and the industry in which it competes;

     - an assessment of LINK2GOV's management;

     - the prospects for and the timing of future earnings of LINK2GOV;

     - the present state of LINK2GOV's development and its current financial condition;

     - the general condition of the securities markets at the time of the offering;

     - the recent market prices of and the demand for publicly-traded common stock of companies in businesses similar to those of LINK2GOV;

     - market conditions for initial public offerings; and

     - other relevant factors.

     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the market after this offering at or above the initial public offering price.

     The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon for LINK2GOV by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. The underwriters have been represented by Bass, Berry and Sims PLC, Nashville, Tennessee. Members of Bass, Berry and Sims PLC beneficially own 6,000 shares of our common stock.

                                    EXPERTS

     The audited financial statements of LINK2GOV Corp. for the years ended December 31, 1997, 1998 and 1999, and of Link2Gov.com, Inc. for the years ended December 31, 1998 and 1999, included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission or SEC, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus is part of the registration statement. This prospectus does not contain all the information included in the registration statement because we have omitted certain parts of the registration statement as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit. You can inspect and copy the registration statement and the exhibits and schedules thereto at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-732-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

                                 LINK2GOV CORP.

                              FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
LINK2GOV Corp. -- Pro Forma
  Unaudited Pro Forma Financial Information.................   F-2
  Pro Forma Statement of Operations for the Year Ended
     December 31, 1999......................................   F-3
  Pro Forma Balance Sheet as of December 31, 1999...........   F-4
  Notes to Unaudited Pro Forma Financial Information........   F-5
LINK2GOV Corp. (Registrant) -- Historical
  Report of Independent Public Accountants..................   F-6
  Balance Sheets as of December 31, 1998 and 1999...........   F-7
  Statements of Operations for the Years Ended December 31,
     1997, 1998 and 1999....................................   F-8
  Statements of Stockholders' Deficit for the Years Ended
     December 31, 1997, 1998 and 1999.......................   F-9
  Statements of Cash Flows for the Years Ended December 31,
     1997, 1998 and 1999....................................  F-10
  Notes to Financial Statements.............................  F-11
Link2Gov.com, Inc. (Acquired Company) -- Historical
  Report of Independent Public Accountants..................  F-18
  Balance Sheets as of December 31, 1998 and 1999...........  F-19
  Statements of Operations for the Period from Inception
     (February 1998) through December 31, 1998, and the Year
     Ended December 31, 1999................................  F-20
  Statements of Stockholders' Equity for the Period from
     Inception (February 1998) through December 31, 1998 and
     the Year Ended December 31, 1999.......................  F-21
  Statements of Cash Flows for the Period from Inception
     (February 1998) through December 31, 1998 and the Year
     Ended December 31, 1999................................  F-22
  Notes to Financial Statements.............................  F-23

                                 LINK2GOV CORP.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     Effective January 26, 2000, LINK2GOV Corp. (the "Company") issued 5,604,902 shares of its common stock to acquire 93% of the issued and outstanding capital stock of Link2Gov.com, Inc., a Delaware corporation ("Link2Gov.com"). In February 2000, the Company completed its acquisition of Link2Gov.com by issuing 440,871 shares of common stock in exchange for the remaining outstanding shares of Link2Gov.com. The acquisition was accounted for as a purchase.

     The purchase method of accounting prescribes that the assets and liabilities of Link2Gov.com be adjusted to estimated fair market value with any excess of cost over fair value being recorded as an intangible asset to be amortized over the respective life of the intangible. The fair market values of the assets and liabilities of Link2Gov.com have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase cost based upon the estimated fair market value of the assets and liabilities will materially change; however, the allocation of purchase cost reflected in the following unaudited pro forma financial information is subject to final determination and may differ from the amounts ultimately determined.

     Effective January 25, 2000, the Company issued 1,466,194 shares of Series A Convertible Preferred Stock for cash proceeds of $3,123,000.

     The unaudited pro forma statement of operations is presented as if the acquisition of Link2Gov.com had occurred as of January 1, 1999 and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Financial Information. The unaudited pro forma balance sheet is presented as if the acquisition of Link2Gov.com and the issuance of preferred stock had occurred on December 31, 1999, and therefore incorporates certain assumptions that are included in the Notes to Pro Forma Financial Information. The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the acquisition of Link2Gov.com and the preferred stock issuance, in fact, occurred on such date or at the beginning of the period indicated, or to project the Company's financial position or results of operations at any future date or for any future period.

                                 LINK2GOV CORP.

                       PRO FORMA STATEMENT OF OPERATIONS
                                   UNAUDITED
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                             LINK2GOV(1)   LINK2GOV.COM(2)   ADJUSTMENTS       PRO FORMA
                             -----------   ---------------   -----------      -----------
Revenues, net..............  $   979,000     $    17,000     $        --      $   996,000
Operating Expenses.........      780,000         442,000              --        1,222,000
Selling, General and
  Administrative Expenses..    1,148,000       2,035,000              --        3,183,000
Depreciation and
  Amortization.............        4,000          15,000       2,058,000(3)     2,077,000
Noncash Compensation
  Expense..................      287,000         460,000              --          747,000
                             -----------     -----------     -----------      -----------
                               2,219,000       2,952,000       2,058,000        7,229,000
                             -----------     -----------     -----------      -----------
Operating Loss.............   (1,240,000)     (2,935,000)     (2,058,000)      (6,233,000)
Other Income (Expense),
  Net......................      (33,000)        159,000              --          126,000
                             -----------     -----------     -----------      -----------
Net Loss...................  $(1,273,000)    $(2,776,000)    $(2,058,000)     $(6,107,000)
                             ===========     ===========     ===========      ===========
Basic and Diluted Net Loss
  Per Share................  $     (0.13)    $     (0.19)                     $     (0.38)
                             ===========     ===========                      ===========
Weighted Average Shares
  Outstanding..............    9,937,000      14,362,000                       15,983,000
                             ===========     ===========                      ===========

                                 LINK2GOV CORP.

                            PRO FORMA BALANCE SHEET
                                   UNAUDITED
                            AS OF DECEMBER 31, 1999

                                     ASSETS

                                              LINK2GOV(1)   LINK2GOV.COM(2)   ADJUSTMENTS      PRO FORMA
                                              -----------   ---------------   -----------     -----------
Current Assets:
  Cash and Cash Equivalents.................  $   704,000     $ 3,337,000     $ 2,749,000(4)  $ 6,790,000
  Receivables...............................      483,000              --              --         483,000
  Other Current Assets......................        3,000          28,000              --          31,000
                                              -----------     -----------     -----------     -----------
      Total Current Assets..................    1,190,000       3,365,000       2,749,000       7,304,000
Property and Equipment, net.................       30,000         103,000              --         133,000
Intangible Assets...........................           --              --      10,292,000(5)   10,292,000
Other Noncurrent Assets.....................       30,000              --              --          30,000
                                              -----------     -----------     -----------     -----------
      Total Assets..........................  $ 1,250,000     $ 3,468,000     $13,041,000     $17,759,000
                                              ===========     ===========     ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts Payable..........................  $   264,000     $   111,000     $        --     $   375,000
  Other Current Liabilities.................      675,000         272,000         126,000(6)    1,073,000
  Short-term Borrowings.....................      698,000              --              --         698,000
                                              -----------     -----------     -----------     -----------
      Total Current Liabilities.............    1,637,000         383,000         126,000       2,146,000
Long-term Debt..............................           --              --              --              --
                                              -----------     -----------     -----------     -----------
      Total Liabilities.....................    1,637,000         383,000         126,000       2,146,000
Stockholders' Equity (Deficit):
  Common Stock..............................      780,000          18,000      12,859,000(7)   13,657,000
  Preferred Stock...........................           --              --       3,123,000(4)    3,123,000
  Stock Warrants............................       27,000              --              --          27,000
  Additional Paid-in-Capital................           --       6,111,000      (6,111,000)(7)          --
  Accumulated Deficit.......................   (1,194,000)     (3,044,000)      3,044,000(7)   (1,194,000)
                                              -----------     -----------     -----------     -----------
      Total Stockholders' Equity
        (Deficit)...........................     (387,000)      3,085,000      12,915,000      15,613,000
                                              -----------     -----------     -----------     -----------
      Total Liabilities and Stockholders'
        Equity (Deficit)....................  $ 1,250,000     $ 3,468,000     $13,041,000     $17,759,000
                                              ===========     ===========     ===========     ===========

                                 LINK2GOV CORP.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma statement of operations combines the Company's historical results of operations for the year ended December 31, 1999 with Link2Gov.com's historical results of operations for the year ended December 31, 1999, as if the acquisition had occurred on January 1, 1999. The unaudited pro forma balance sheet gives effect to the acquisition of Link2Gov.com and the issuance of Series A Convertible Preferred Stock as if they had taken place on December 31, 1999.

     The unaudited pro forma financial information has been prepared on the basis of assumptions described in these notes and includes assumptions related to the allocation of the consideration paid for the assets and liabilities of Link2Gov.com based on preliminary estimates of fair value. The actual allocation of such consideration may differ from that reflected in the unaudited pro forma financial information.

     (1) This column represents the Company's historical results of operations or balance sheet for the year ended December 31, 1999 as derived from the audited financial statements included elsewhere in this prospectus.

     (2) This column represents Link2Gov.com's historical results of operations or balance sheet for the year ended December 31, 1999 as derived from the audited financial statements included elsewhere in this prospectus.

     (3) The pro forma adjustment represents intangible amortization expense for the year ended December 31, 1999, resulting from the application of purchase accounting to the Link2Gov.com acquisition. The intangible primarily relates to Internet technology and contractual relationships acquired and is thus being amortized over five years.

     (4) The pro forma adjustment represents the Company's issuance of 1,466,194 shares of Series A Convertible Preferred Stock for cash proceeds of $3,123,000 in January 2000. The Company had received $374,000 of this cash before December 31, 1999 and recorded this cash receipt as a current liability in the December 31, 1999 historical balance sheet.

     (5) The pro forma adjustment represents the estimated intangible asset arising from the acquisition of Link2Gov.com which will be amortized over a five-year period.

     (6) The pro forma adjustment represents the accrual of $500,000 of estimated transaction costs related to the acquisition of Link2Gov.com, offset by the $374,000 of preferred stock proceeds received by the Company in 1999 (see note 4).

     (7) The pro forma adjustment represents the issuance of 6,045,773 shares of common stock to consummate the acquisition of Link2Gov.com.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To LINK2GOV Corp.:

     We have audited the accompanying balance sheets of LINK2GOV CORP. (a Tennessee corporation and formerly Concord Communications Consultants, Inc. and G-Link Corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LINK2GOV Corp. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Nashville, Tennessee
March 21, 2000

                                 LINK2GOV CORP.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                1998         1999
                                                              ---------   -----------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  29,000   $   704,000
  Accounts receivable, net of allowance for doubtful
     accounts of $0 and $89,000 in 1998 and 1999,
     respectively...........................................    241,000       179,000
  Subscription receivables..................................         --       250,000
  Employee receivable.......................................         --        54,000
  Receivable and related interest from stockholder..........    167,000            --
  Prepaid expenses and other current assets.................      1,000         3,000
                                                              ---------   -----------
          Total current assets..............................    438,000     1,190,000
                                                              ---------   -----------
Equipment, at cost:
  Office equipment..........................................      8,000        36,000
  Less accumulated depreciation.............................     (2,000)       (6,000)
                                                              ---------   -----------
          Net equipment.....................................      6,000        30,000
                                                              ---------   -----------
Other assets:
  Deposits..................................................         --        30,000
                                                              ---------   -----------
          Total assets......................................  $ 444,000   $ 1,250,000
                                                              =========   ===========

                        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Line of credit borrowings.................................  $ 135,000   $   662,000
  Short-term borrowings -- related parties..................    250,000        36,000
  Accounts payable..........................................     97,000       264,000
  Deposits on preferred stock...............................         --       374,000
  Accrued expenses --
     Payroll and payroll taxes..............................     34,000       166,000
     Other..................................................     20,000       135,000
                                                              ---------   -----------
          Total current liabilities.........................    536,000     1,637,000
                                                              ---------   -----------
Noncurrent liabilities:
  Long-term notes payable and related interest -- related
     parties................................................     96,000            --
                                                              ---------   -----------
          Total noncurrent liabilities......................     96,000            --
                                                              ---------   -----------
          Total liabilities.................................    632,000     1,637,000
                                                              ---------   -----------
Stockholders' deficit:
  Common stock, no par value, 50,000,000 shares authorized,
     10,000,000 and 12,530,000 shares issued and outstanding
     in 1998 and 1999, respectively.........................    157,000       780,000
  Stock warrants............................................         --        27,000
  Accumulated deficit.......................................   (345,000)   (1,194,000)
                                                              ---------   -----------
          Total stockholders' deficit.......................   (188,000)     (387,000)
                                                              ---------   -----------
          Total liabilities and stockholders' deficit.......  $ 444,000   $ 1,250,000
                                                              =========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 LINK2GOV CORP.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                    1997          1998          1999
                                                 -----------   -----------   -----------
Revenues, net..................................  $   542,000   $   819,000   $   979,000
Costs and expenses:
  Operating expenses...........................      377,000       558,000       780,000
  Selling, general and administrative
     expenses..................................      129,000       262,000     1,148,000
  Depreciation expense.........................        1,000         2,000         4,000
  Noncash compensation expense.................       59,000        57,000       287,000
                                                 -----------   -----------   -----------
                                                     566,000       879,000     2,219,000
                                                 -----------   -----------   -----------
Loss from operations...........................      (24,000)      (60,000)   (1,240,000)
Interest expense, net..........................      (39,000)      (43,000)      (33,000)
                                                 -----------   -----------   -----------
Loss before income taxes.......................      (63,000)     (103,000)   (1,273,000)
Income tax (expense) benefit...................           --            --            --
                                                 -----------   -----------   -----------
Net loss.......................................  $   (63,000)  $  (103,000)  $(1,273,000)
                                                 ===========   ===========   ===========
Basic and diluted net loss per share...........  $     (0.01)  $     (0.01)  $     (0.13)
                                                 ===========   ===========   ===========
Weighted average shares outstanding............   10,000,000    10,000,000     9,937,000
                                                 ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 LINK2GOV CORP.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                     COMMON STOCK                       TREASURY STOCK                        TOTAL
                                -----------------------    STOCK     --------------------   ACCUMULATED   STOCKHOLDERS'
                                  SHARES       AMOUNT     WARRANTS     SHARES     AMOUNT      DEFICIT        DEFICIT
                                ----------   ----------   --------   ----------   -------   -----------   -------------
Balance at December 31,
  1996........................  10,000,000   $   41,000   $    --            --   $    --   $  (179,000)   $  (138,000)
Noncash compensation..........          --       59,000        --            --        --            --         59,000
Net loss for the year.........          --           --        --            --        --       (63,000)       (63,000)
                                ----------   ----------   -------    ----------   -------   -----------    -----------
Balance at December 31,
  1997........................  10,000,000      100,000        --            --        --      (242,000)      (142,000)
Noncash compensation..........          --       57,000        --            --        --            --         57,000
Net loss for the year.........          --           --        --            --        --      (103,000)      (103,000)
                                ----------   ----------   -------    ----------   -------   -----------    -----------
Balance at December 31,
  1998........................  10,000,000      157,000        --            --        --      (345,000)      (188,000)
Purchase of treasury stock....          --           --        --     4,000,000        --            --             --
Issuance of treasury stock in
  exchange for debt
  outstanding.................          --       55,000        --    (3,000,000)       --            --         55,000
Treasury stock cancelled......  (1,000,000)          --        --    (1,000,000)       --            --             --
Noncash compensation..........   2,641,000      103,000        --            --        --            --        103,000
Common stock issued in
  exchange for debt
  outstanding.................     439,000      439,000        --            --        --            --        439,000
Issuance of common stock......     450,000      450,000        --            --        --            --        450,000
Stock warrants issued in
  exchange for debt
  outstanding.................          --           --    27,000            --        --            --         27,000
Net loss for the year.........          --           --        --            --        --    (1,273,000)    (1,273,000)
Reclassification of cumulative
  S Corporation losses........          --     (424,000)       --            --        --       424,000             --
                                ----------   ----------   -------    ----------   -------   -----------    -----------
Balance at December 31,
  1999........................  12,530,000   $  780,000   $27,000            --   $    --   $(1,194,000)   $  (387,000)
                                ==========   ==========   =======    ==========   =======   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                                 LINK2GOV CORP.

                            STATEMENTS OF CASH FLOWS
                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                1997        1998         1999
                                                              ---------   ---------   -----------
Cash flows from operating activities:
  Net loss..................................................  $ (63,000)  $(103,000)  $(1,273,000)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Noncash compensation....................................     59,000      57,000       287,000
    Depreciation expense....................................      1,000       2,000         4,000
    Changes in assets and liabilities:
      Accounts receivable...................................   (188,000)    (54,000)       62,000
      Employee receivable...................................         --          --       (54,000)
      Interest receivable - related party...................     (5,000)    (10,000)           --
      Prepaid expenses......................................         --          --        (2,000)
      Other assets..........................................         --     100,000       (30,000)
      Accounts payable......................................     35,000      62,000       167,000
      Accrued expenses......................................     16,000      28,000       247,000
      Interest payable......................................     24,000      24,000            --
                                                              ---------   ---------   -----------
         Net cash provided by (used in) operating
           activities.......................................   (121,000)    106,000      (592,000)
                                                              ---------   ---------   -----------
Cash flows from investing activities:
  Additions to property and equipment.......................     (1,000)     (6,000)      (28,000)
                                                              ---------   ---------   -----------
         Net cash used in investing activities..............     (1,000)     (6,000)      (28,000)
                                                              ---------   ---------   -----------
Cash flows from financing activities:
  Advances to stockholder...................................    (53,000)    (57,000)      (17,000)
  Deposits on preferred stock...............................         --          --       374,000
  Proceeds from issuance of common stock....................         --          --       200,000
  Proceeds from borrowings..................................     63,000      40,000       221,000
  Repayments of borrowings..................................         --     (80,000)      (10,000)
  Proceeds from lines of credit, net........................    125,000      10,000       527,000
                                                              ---------   ---------   -----------
         Net cash provided by (used in) financing
           activities.......................................    135,000     (87,000)    1,295,000
                                                              ---------   ---------   -----------
Net increase in cash and cash equivalents...................     13,000      13,000       675,000
Cash and cash equivalents, beginning of year................      3,000      16,000        29,000
                                                              ---------   ---------   -----------
Cash and cash equivalents, end of year......................  $  16,000   $  29,000   $   704,000
                                                              =========   =========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest................................................  $  17,000   $  29,000   $     9,000
                                                              =========   =========   ===========
    Income taxes............................................  $      --   $      --   $        --
                                                              =========   =========   ===========
  Noncash financing activities:
    Common stock/stock warrants issued in exchange for debt
      outstanding...........................................  $      --   $      --   $   521,000
                                                              =========   =========   ===========
    Common stock issued through subscription receivables....  $      --   $      --   $   250,000
                                                              =========   =========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 LINK2GOV CORP.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     LINK2GOV Corp. (the "Company") was originally incorporated in the state of Florida in October of 1995 as Concord Communications Consultants, Inc. In September of 1999, the Company reincorporated in the state of Tennessee and simultaneously changed its name to G-Link Corporation. Effective March 21, 2000, the name was changed to LINK2GOV Corp.

     The Company provides telephony and interactive voice response (IVR) solutions that enable convenient and inexpensive processing of government-to-citizen and government-to-business transactions. The Company partners directly with state and local government entities to deploy e-government applications that allow users to renew driver's licenses, vehicle registrations and professional licenses; and complete other transactions, such as paying fines for traffic violations and parking citations. As of December 31, 1999, the company provides telephony or IVR solutions under contracts with state or local agencies in five states.

     In connection with an acquisition of Link2Gov.com, Inc. in January 2000 (see Note 7), the Company began offering e-government applications through the Internet. The market for providing e-government solutions and facilitating government transactions through the use of Internet and IVR applications is new and unproven, and is characterized by risk and uncertainty as a result of emerging competition, government relationships and regulations, and the willingness of consumers, businesses and government entities to accept e-government solutions as a viable alternative.

OPERATIONS

     The Company has incurred net operating losses and negative cash flows from operating activities, and projects that it will continue to incur losses in future periods, resulting in the continuing need for additional cash. Management continuously evaluates the Company's operating results and alternatives to obtain additional financing proceeds, if necessary. Currently, management expects available cash and cash equivalents to be sufficient to meet its existing level of operating expenses and capital requirements through 2000; however, additional capital will be needed to pursue and accomplish the Company's growth plans.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentration of credit risk consists primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. However, the Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Concentration of credit risk with respect to accounts receivable is limited because the majority

                                 LINK2GOV CORP.

of customers pay at the time a transaction is completed through the use of a credit card. During 1999, the Company did bill some customers directly after completion of transactions and experienced a high level of bad debts; thus, this billing practice was discontinued.

EQUIPMENT

     Equipment is recorded at cost less accumulated depreciation. The Company uses the straight-line method of depreciation over the expected useful lives of property and equipment estimated as follows: equipment, five years; software, five years; and furniture, seven years.

     Maintenance and repairs are charged against income as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

REVENUE RECOGNITION

     The Company's revenues are principally derived from fees received on each transaction completed through telephony or IVR applications. The Company records revenue in the period the transaction is completed. The transaction fee is typically paid to the Company in addition to the amount due to the government entity for the license, permit or ticket. Such amounts due to the government entity, which are collected by the Company and then remitted to the government entity totaled $1,468,000, $2,043,000, and $2,671,000 in 1997, 1998, and 1999,
respectively. These amounts are not included in the net revenues reported by the Company.

     The Company contracts with state and local governments to provide telephony or IVR services. These contracts typically have initial terms of three years, or shorter, with optional renewal periods thereafter. A government entity may terminate its contract prior to the expiration date upon specific cause events and, in some instances, simply with notice. The decision by one or more government entities not to renew an existing contract or to terminate one or more of these contracts could result in significant revenue decreases for the Company. The Company's contract with the Florida Department of Highway Safety and Motor Vehicles (DMV) accounted for 100%, 83%, and 58% of the Company's revenues in 1997, 1998, and 1999, respectively.

INCOME TAXES

     The Company accounts for income taxes utilizing the asset and liability method as prescribed by the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In periods prior to September 1999, the Company was taxed as an S Corporation with all income or loss passing through to the stockholders. In September 1999, the Company reincorporated as a C Corporation and was no longer taxed as an S Corporation. The inception-to-date net losses of the S Corporation through September 1999, of $424,000, were netted against common stock upon the change in tax status.

                                 LINK2GOV CORP.

EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share," establishes standards for computing and presenting earnings per share. Under the standards established by SFAS No. 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible debt, options and warrants. In computing diluted earnings per share, the outstanding stock warrants and stock options are not considered as they are antidilutive.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related Interpretations. Under APB Opinion No. 25, no compensation cost related to stock options is recognized if options are granted with exercise prices equal to or greater than the fair market value at the date of grant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes the fair values of the Company's cash, cash equivalents, accounts payable, and debt instruments approximate their carrying values due to their short maturity.

COMPREHENSIVE LOSS

     The Company's comprehensive loss as defined by SFAS No. 130, "Reporting Comprehensive Income," has been the same as reported net losses since inception.

2. LINES OF CREDIT

     At December 31, 1998, the Company maintained a $5,000,000 line of credit available with its primary IVR service provider with $135,000 drawn under the line of credit. The line of credit was repaid in full and canceled during 1999. This IVR service provider also served as the primary processor of transactions for the Company during 1997 and 1998.

     In October 1999, the Company obtained a $2,000,000 line of credit agreement with the Bank of America, N.A., which bears interest at 7.5% payable monthly. The Company had

                                 LINK2GOV CORP.

$662,000 outstanding on the line of credit at December 31, 1999, which matures on October 6, 2000. The line of credit is personally guaranteed by two directors of the Company. On February 11, 2000, the Company repaid the entire outstanding balance of its line of credit agreement with Bank of America, N.A.

3. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is subject to claims and legal actions in the normal course of business. Currently, management is not aware of any pending or threatened claims or litigation, which could have a material impact on the Company.

OPERATING LEASES

     The Company maintains operating leases for the use of office space and business equipment. The future minimum annual rental commitments on non-cancelable operating leases for the next five years and thereafter are approximately $363,000, $407,000, $419,000, $428,000, $440,000, and $1,037,000.

     Rental expense for all operating leases was approximately $6,000, $32,000 and $39,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

EMPLOYMENT AGREEMENTS

     The Company has employment contracts with several individuals which provide for annual base salaries and bonuses that are subject to annual review by the Compensation Committee of the Board of Directors. These contracts contain certain change of control, termination and severance clauses which require the Company to make payments to these employees equal to one to three years of their annual compensation.

4. STOCKHOLDERS' DEFICIT

COMMON STOCK

     In connection with the Company's incorporation in 1995, the Company issued 10,000,000 shares of common stock in return for subscription receivables of $1,000, which were subsequently paid.

     In January of 1999, the Company repurchased 4,000,000 shares of common stock from existing stockholders at a cost of $400. Subsequently, the Company reissued 3,000,000 of those treasury shares as repayment of $55,000 of outstanding debt. The remaining 1,000,000 shares of treasury stock were canceled by the Company.

     In September of 1999, the Company issued 439,000 shares of common stock to existing stockholders as repayment of outstanding debt of approximately $439,000.

     In December of 1999, the Company issued 450,000 shares of common stock for $200,000 in cash and $250,000 in note receivables. The receivables are identified as stock subscription receivables in the current assets section of the balance sheet as these amounts were collected subsequent to December 31, 1999.

                                 LINK2GOV CORP.

     On October 4, 1999, the Company's board of directors authorized a 10 for 1 split of all of the outstanding shares of the Company's common stock. Share and per share information has been restated for all periods presented to give effect to this stock split.

NONCASH COMPENSATION

     During 1997, 1998, and part of 1999, one of the Company's founders, who also served as an officer, did not receive cash compensation for his services. For the periods prior to receipt of cash compensation, an estimate of the fair value of these services has been recorded in the statements of operations as noncash compensation expense with a corresponding increase to common stock ($59,000 in 1997, $57,000 in 1998, and $5,000 in 1999).

     In September of 1999, the Company entered into an employment agreement with its new chief executive officer under which 2,641,000 shares of common stock were issued. Compensation of $72,000 was recorded in connection with this stock issuance.

     During December 1999, 100,000 vested stock options were granted to an external consulting party with an exercise price of $1.00. The Company has recognized the fair value of these options ($26,000) as noncash compensation expense.

STOCK PURCHASE WARRANTS

     In April of 1999, the Company issued stock purchase warrants for 1,000,000 shares of common stock with an exercise price of $.0001 per share to an existing stockholder as repayment of $27,000 of indebtedness and as consideration for establishing a line of credit from the stockholder to the Company for $150,000.

     In October of 1999, the Company issued two members of the board of directors stock purchase warrants for 200,000 shares of common stock at $1.00 per share as consideration for agreeing to guarantee the Company's bank line of credit.

STOCK INCENTIVE PLAN

     Effective October 4, 1999, the Company's board of directors approved the adoption of the 1999 Stock Incentive Plan (the "Plan"). Under the Plan, 2,000,000 shares of common stock have been reserved for issuance upon exercise of options granted thereunder. At each plan anniversary date, the number of shares available for issuance shall be increased equal to the lesser of (i) 1,000,000 shares, (ii) two percent of the outstanding common shares on such date, or (iii) a number determined by the Board. The maximum term of any option granted pursuant to the Plan is ten years and vests over periods of time determined by the Compensation Committee. Shares subject to options granted under the Plan which expire, terminate or are cancelled without having been exercised in full become available again for future grants.

                                 LINK2GOV CORP.

     Information with respect to the Plan for the year ended December 31, 1999 is as follows:

                                                              NUMBER OF
                                                               SHARES     PRICE
                                                              ---------   -----
OUTSTANDING AT DECEMBER 31, 1998............................         --      --
  Granted...................................................    200,000   $1.00
  Exercised.................................................         --      --
  Cancelled.................................................         --      --
                                                              ---------   -----
OUTSTANDING AT DECEMBER 31, 1999............................    200,000   $1.00
                                                              =========   =====
EXERCISABLE AT DECEMBER 31, 1999............................     50,000   $1.00
                                                              =========   =====
Available for grant at the end of the year..................  1,800,000
                                                              =========

     Subsequent to December 31, 1999, the Company amended the 1999 Stock Option Plan to increase the number of shares available to be issued under the plan from 2,000,000 to 6,000,000.

     Under the disclosure provisions of SFAS No. 123, the Company's net loss in 1999 would have been increased to a pro forma amount of $1,289,000 and $0.13 per share, compared to the reported amounts of $1,273,000 and $0.13 per share, had compensation cost for the 1999 grants been determined based on the fair value of awards consistent with the provisions of SFAS No. 123.

     In determining these pro forma disclosures, the fair value of each grant is estimated on the date of grant using the minimum value option-pricing method allowed under SFAS No. 123 with the following assumptions: dividend yield of 0.0%; volatility of 0.0; expected lives of five years; and a risk-free interest rate of 5.85%.

5. INCOME TAXES

     The Company has net deferred tax assets of $523,000, which relate primarily to a net operating loss carryforward of $346,000 and net cash to accrual differences of $177,000. Management has determined, based on the Company's history of losses and projections of future activities, that a valuation allowance should be recorded related to these deferred tax assets. The ultimate realization of these deferred tax assets depends on the Company's ability to generate sufficient taxable income in the future.

     No income tax provision or benefit has been recorded due to the Company being taxed as an S Corporation through September 1999 and due to its history of tax net operating losses. At December 31, 1999, the Company's tax net operating losses as a C Corporation approximate $865,000.

6. RELATED PARTY TRANSACTIONS

     During 1996 through 1999, the Company advanced cash to one of its founders, who was also serving as an officer. Interest was accrued annually at 8% on the outstanding advances. These advances and the related accrued interest were forgiven by the board of directors in 1999, with the total of $184,000 recorded as noncash compensation expense.

     Long-term notes payable-related parties and short-term borrowings-related parties at December 31, 1998, represent cash advances from stockholders or parties related to stockholders, which bear interest at 8% for 1997 and 1998 and 12% for 1999. All of the outstanding debt and accrued interest at December 31, 1998 was satisfied in 1999 in exchange for common stock.

                                 LINK2GOV CORP.

     During 1997, 1998, and a portion of 1999, the Company leased office space from a related party with rent expense totaling $6,000, $32,000, and $29,000, respectively.

7. SUBSEQUENT EVENTS

     On January 26, 2000, the Company acquired 93% of the issued and outstanding shares of Link2Gov.com, Inc., a Delaware corporation ("Link2Gov.com"), in exchange for 5,604,902 shares of common stock of the Company. Subsequent to the initial purchase, the Company began the process of acquiring the remaining outstanding shares (7%) of Link2Gov.com from miscellaneous shareholders. In February 2000, the Company completed its acquisition of Link2Gov.com by issuing 440,871 shares of common stock in exchange for the remaining outstanding shares (7%) of Link2Gov.com common stock that was not acquired in the January 25, 2000 exchange noted above. In addition, several key members of Link2Gov.com's management team have subsequently signed employment agreements with the Company.

     The following unaudited summary pro forma financial data for the year ended December 31, 1999 is presented as if the acquisition of Link2Gov.com had occurred as of January 1, 1999.

                                                                    PRO FORMA
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                              ---------------------
Net Revenues................................................         $   996
                                                                     =======
Net Loss....................................................         $(6,107)
                                                                     =======
Basic and Diluted Net Loss Per Share........................         $ (0.38)
                                                                     =======
Weighted Average Shares Outstanding.........................          15,983
                                                                     =======

     On January 25, 2000, the Company issued 1,466,194 shares of its Series A Convertible Preferred Stock at $2.13 per share. These preferred shares are convertible, at the option of the holder, into common stock on a one-for-one basis. The preferred shares also automatically convert into common stock immediately prior to the Company's closing of an initial public offering. The preferred shares also carry a liquidation preference upon dissolution of the Company. Cash of $374,000 related to this sale of preferred stock was received by the Company in 1999 and is recorded in the accompanying balance sheet as deposits on preferred stock. In connection with the issuance of the preferred stock, certain preferred stockholders were issued warrants to purchase 586,851 shares of common stock at $2.84 per share.

     In January 2000, the Company issued warrants to purchase 150,000 shares of common stock at $2.13 per share to three new Board members as consideration for their agreement to join the board of directors.

     In March 2000, the Company sold 46,948 shares of common stock at $2.13 per share to a new member of the board of directors. The new member was also issued warrants to purchase 50,000 shares of common stock at $2.13 per share.

     Between January 1, 2000 and March 21, 2000, the Company has issued additional options to purchase 3,163,378 shares of common stock under the 1999 Stock Incentive Plan to certain employees of the Company at exercise prices ranging between $2.13 and $4.00 per share.

     Effective March 21, 2000, the Company's number of common shares authorized increased from 50,000,000 to 100,000,000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Link2Gov.com, Inc.:

We have audited the accompanying balance sheets of LINK2GOV.COM, INC. (a Delaware corporation) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for the period from inception (February 1998) through December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Link2Gov.com, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from inception (February 1998) through December 31, 1998 and the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP

Nashville, Tennessee
March 16, 2000

                               LINK2GOV.COM, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998          1999
                                                                ---------    -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $  20,000    $ 3,337,000
  Other current assets......................................           --         28,000
                                                                ---------    -----------
          Total current assets..............................       20,000      3,365,000
                                                                ---------    -----------
Equipment, net..............................................           --        103,000
                                                                ---------    -----------
          Total assets......................................    $  20,000    $ 3,468,000
                                                                =========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  19,000    $   111,000
  Accrued expenses
     Payroll and payroll taxes..............................           --         27,000
     Consulting.............................................           --        127,000
     Other..................................................           --        118,000
                                                                ---------    -----------
          Total current liabilities.........................       19,000        383,000
                                                                ---------    -----------
Stockholders' equity:
  Common stock, $0.001 par value, 200,000,000 shares
     authorized, 2,000,000 and 18,000,000 shares issued and
     outstanding as of December 31, 1998 and 1999,
     respectively...........................................        2,000         18,000
  Additional paid-in capital................................      267,000      6,111,000
  Accumulated deficit.......................................     (268,000)    (3,044,000)
                                                                ---------    -----------
          Total stockholders' equity........................        1,000      3,085,000
                                                                ---------    -----------
Total liabilities and stockholders' equity..................    $  20,000    $ 3,468,000
                                                                =========    ===========

   The accompanying notes are an integral part of these financial statements.

                               LINK2GOV.COM, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE PERIOD FROM INCEPTION (FEBRUARY 1998)
        THROUGH DECEMBER 31, 1998, AND THE YEAR ENDED DECEMBER 31, 1999

                                                                  1998          1999
                                                               ----------    -----------
Revenues, net..............................................    $    7,000    $    17,000
Costs and expenses:
  Operating expenses.......................................       162,000        442,000
  Selling, general and administrative expenses.............       210,000      2,035,000
  Depreciation expense.....................................            --         15,000
  Noncash compensation expense.............................            --        460,000
                                                               ----------    -----------
                                                                  372,000      2,952,000
                                                               ----------    -----------
Loss from operations.......................................      (365,000)    (2,935,000)
Interest income............................................            --        159,000
                                                               ----------    -----------
Loss before income taxes...................................      (365,000)    (2,776,000)
Income tax (expense) benefit...............................            --             --
                                                               ----------    -----------
Net loss...................................................    $ (365,000)   $(2,776,000)
                                                               ==========    ===========
Basic and diluted net loss per share.......................    $    (0.18)   $     (0.19)
                                                               ==========    ===========
Weighted average shares outstanding........................     2,000,000     14,362,000
                                                               ==========    ===========

   The accompanying notes are an integral part of these financial statements.

                               LINK2GOV.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE PERIOD FROM INCEPTION (FEBRUARY 1998)
        THROUGH DECEMBER 31, 1998, AND THE YEAR ENDED DECEMBER 31, 1999

                                          COMMON STOCK       ADDITIONAL                                  TOTAL
                                      --------------------    PAID-IN     ACCUMULATED   DIVISIONAL   STOCKHOLDERS'
                                        SHARES     AMOUNT     CAPITAL       DEFICIT       EQUITY        EQUITY
                                      ----------   -------   ----------   -----------   ----------   -------------
Balance at Inception................          --   $    --   $       --   $        --    $     --     $        --
  Parent contribution of divisional
    equity and net loss of
    division........................          --        --           --       (97,000)     97,000              --
  Incorporation of division.........   2,000,000     2,000       (2,000)       97,000     (97,000)             --
  Capital contribution from
    stockholders....................          --        --      269,000            --          --         269,000
  Net loss subsequent to
    incorporation...................          --        --           --      (268,000)         --        (268,000)
                                      ----------   -------   ----------   -----------    --------     -----------
Balance at December 31, 1998........   2,000,000     2,000      267,000      (268,000)         --           1,000
  Stock options issued..............          --        --      460,000            --          --         460,000
  Issuance of common stock..........  16,000,000    16,000    5,384,000            --          --       5,400,000
  Net loss..........................          --        --           --    (2,776,000)         --      (2,776,000)
                                      ----------   -------   ----------   -----------    --------     -----------
Balance at December 31, 1999........  18,000,000   $18,000   $6,111,000   $(3,044,000)   $     --     $ 3,085,000
                                      ==========   =======   ==========   ===========    ========     ===========

   The accompanying notes are an integral part of these financial statements.

                               LINK2GOV.COM, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE PERIOD FROM INCEPTION (FEBRUARY 1998)
        THROUGH DECEMBER 31, 1998, AND THE YEAR ENDED DECEMBER 31, 1999

                                                                  1998          1999
                                                               ----------    -----------
Cash flows from operating activities:
  Net loss.................................................    $ (365,000)   $(2,776,000)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation..........................................            --         15,000
     Noncash compensation expense..........................            --        460,000
     Changes in assets and liabilities:
       Other assets........................................            --        (28,000)
       Accounts payable....................................        19,000         92,000
       Accrued expenses....................................            --        272,000
                                                               ----------    -----------
          Net cash used in operating activities............      (346,000)    (1,965,000)
                                                               ----------    -----------
Cash flows from investing activities:
  Additions to property and equipment, net.................            --       (118,000)
                                                               ----------    -----------
          Net cash used in investing activities............            --       (118,000)
                                                               ----------    -----------
Cash flows from financing activities:
  Parent contribution of divisional equity.................        97,000             --
  Capital contribution from stockholders...................       269,000             --
  Issuance of common stock.................................            --      5,400,000
                                                               ----------    -----------
          Net cash provided by financing activities........       366,000      5,400,000
                                                               ----------    -----------
Net increase in cash and cash equivalents..................        20,000      3,317,000
Cash and cash equivalents, beginning of period.............            --         20,000
                                                               ----------    -----------
Cash and cash equivalents, end of period...................    $   20,000    $ 3,337,000
                                                               ==========    ===========
Supplemental disclosures of cash flow information:
     Cash paid during the period for:
       Interest............................................    $       --    $        --
                                                               ==========    ===========
       Income taxes........................................    $       --    $        --
                                                               ==========    ===========

   The accompanying notes are an integral part of these financial statements.

                               LINK2GOV.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Link2Gov.com, Inc. (the "Company") was originally formed as a separate operating division of iXL Corporation ("iXL") in February of 1998. On June 29, 1998, the division of iXL was separately incorporated as Permit.com, Inc. ("Permit") in the state of Delaware, as a wholly owned subsidiary of iXL. As a dividend to the shareholders of iXL, iXL's management distributed 100% of Permit's common stock to the individual shareholders of iXL. Subsequently in March of 1999, Permit issued 16,000,000 shares of its common stock to Digital Data Corporation for $5,400,000 in cash. During 1999, Permit changed its name to Transsport.com and then to Link2Gov.com, Inc. As the separate operating division of iXL was the predecessor to the Company, the 1998 financial statements are presented from the inception of the division including the periods of the divisional operations and the results after incorporation. The net revenues and direct expenses of the division through June 29, 1998 were approximately $3,000 and $100,000, respectively.

     The Company provides an alternative method for consumers in the State of Georgia to purchase boating registrations and hunting and fishing licenses through the Internet.

CASH AND CASH EQUIVALENTS

     The Company considers cash on hand, deposits in banks, certificates of deposits, and short-term marketable securities with original maturities of less than 90 days to be cash equivalents.

EQUIPMENT

     Equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company has determined the estimated useful lives of their assets to be three to seven years.

     Maintenance and repairs are charged against income as incurred. The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

REVENUE RECOGNITION

     Transaction fees are paid by consumers for purchasing hunting and fishing licenses, as well as, registering boats through Internet applications. The Company records revenue in the period the transaction is consummated. The Company receives funds from the consumers, using credit cards, for the state-required fees plus the transaction fee charged by the Company. The Company then remits the state-required fee to the state through wire transfers. Such amounts, which are remitted to the government totaled $104,000 and $300,000 in 1998 and 1999, respectively. These amounts are not included in the net revenues reported by the Company.

     The Company has one existing revenue agreement with the Georgia Department of Natural Resources, which represents 100% of the Company's revenues. The state may terminate its agreement at any time.

                               LINK2GOV.COM, INC.

INCOME TAXES

     The Company accounts for income taxes utilizing the asset and liability method prescribed by the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), and related Interpretations. Under APB Opinion No. 25, no compensation cost related to stock options is recognized if options are granted with exercise prices equal to or greater than the fair market value at the date of grant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of the Company's cash, cash equivalents and accounts payable approximate their carrying values due to their short maturity.

EARNINGS PER SHARE

     SFAS No. 128, "Earnings Per Share", establishes standards for computing and presenting earnings per share. Under the standards established by SFAS No. 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible debt, options and warrants. In computing diluted earnings per share, the outstanding stock options are not considered as they would be antidilutive.

                               LINK2GOV.COM, INC.

2. EQUIPMENT

     Equipment is summarized as follows:

                                                                1999
                                                              --------
Computer equipment..........................................  $ 59,000
Furniture and fixtures......................................    40,000
Leasehold improvements......................................    13,000
Office equipment............................................     3,000
Software....................................................     3,000
                                                              --------
                                                               118,000
Less accumulated depreciation and amortization..............   (15,000)
                                                              --------
                                                              $103,000
                                                              ========

3. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company maintains operating leases for the use of office space and business equipment. The future minimum annual rental commitment on non-cancelable operating leases for the next three years are approximately $14,000; $4,000; and $2,000.

     Rental expense for all operating leases was approximately $0 and $15,000 for the period ended December 31, 1998 and the year ended December 31, 1999, respectively.

LITIGATION

     The Company is subject to claims and legal actions in the normal course of business. Currently, management is not aware of any pending or threatened claims or litigation which could have a material impact on the Company.

EMPLOYMENT AGREEMENTS

     The Company maintained employment contracts with several individuals, which provide for annual base salaries and potential bonuses. These contracts contained certain change of control, termination and severance clauses which required the Company to make payments to these employees equal to six months to two years of their annual compensation. However, these contracts were terminated prior to the acquisition discussed in Note 7.

4. STOCKHOLDERS' EQUITY

COMMON STOCK

     In connection with the Company's incorporation in June of 1998, the Company issued 2,000 shares of $0.001 common stock to iXL as founding shares and issued 1,998,000 shares of common stock to iXL in exchange for certain intangible assets, which were deemed to have nominal value for financial statement purposes.

     Effective February 10, 1999, the Company sold 16,000,000 shares of common stock to Digital Data Corporation for $0.3375 per share. The Company received net proceeds of $5,400,000 from this sale of common stock.

                               LINK2GOV.COM, INC.

     On November 3, 1999, the Company's Board of Directors authorized a 20 for 1 split of all of the issued and outstanding shares of the Company's common stock. The 900,000 shares of common stock outstanding were converted into 18,000,000 shares of common stock with a new assigned par value of $0.001 per share. All share and per share information has been restated for all periods presented to give effect to this stock split.

NONQUALIFIED STOCK OPTION PLAN

     Effective August 19, 1999, the Company's Board of Directors approved the adoption of the 1999 Stock Option Plan (the "Plan"). Under the Plan, 2,880,000 shares of common stock have been reserved for issuance upon exercise of options granted thereunder. The maximum term of any option granted pursuant to the Plan is ten years. Shares subject to options granted under the Plan which expire, terminate or are cancelled without having been exercised in full become available again for future grants. Information with respect to the Plan for the year ended December 31, 1999 is as follows:

                                                            NUMBER OF
                                                             SHARES     PRICE RANGE
                                                            ---------   -----------
Outstanding at December 31, 1998..........................         --           --
  Granted.................................................  2,470,000   $0.05-0.34
  Exercised...............................................         --           --
  Cancelled...............................................         --           --
                                                            ---------   ----------
Outstanding at December 31, 1999..........................  2,470,000   $0.05-0.34
                                                            =========   ==========
Exercisable at December 31, 1999..........................  1,130,000   $     0.05
                                                            =========   ==========
Available for grant at the end of the year................    410,000
                                                            =========

     During 1999, 2,330,000 stock options were granted to Company employees to purchase the Company's common stock with an exercise price less than the market value on the date of the grant. The options vest over different periods of time, ranging from immediately to four years. The Company is recognizing the expense ratably over the vesting schedules. As of December 31, 1999, the Company has expensed approximately $460,000 of the approximately $664,000 of total compensation expense related to these 1999 options, and the remaining deferred compensation of $204,000 is reflected as a reduction of additional paid-in capital.

     The Company has adopted the disclosure provisions of SFAS No. 123. Had compensation cost for the 1999 grants been determined based on the fair value of awards on the grant date consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amount of $ 2,810,000 and $0.20, respectively, compared to the reported net loss and net loss per share of $2,776,000 and $0.19, respectively for the year ended 1999.

     The fair value of each grant is estimated on the date of grant using the Minimum Value option-pricing method with the following assumptions used for grants in 1999: dividend yield of 0.0%; volatility of 0.0; expected lives of 10 years; and risk-free interest rates from 5.17% to 6.21%.

                               LINK2GOV.COM, INC.

5. INCOME TAXES

     Due to the Company's history of net operating losses, no income tax provision or benefit has been recorded. At December 31, 1998 and 1999, the Company had net tax operating losses of approximately $268,000 and $3,044,000 expiring in 2018 and 2019. Due to the historical losses, for financial reporting purposes, a valuation allowance equal to these amounts has been recognized to offset the deferred tax assets at December 31, 1998 and 1999, respectively.

6. RELATED PARTY TRANSACTIONS

     During 1998 and 1999, the Company used the services of iXL to support a significant amount of its operations. During 1998, no amounts were recorded related to the general overhead support services provided to the Company by iXL. During 1999, approximately $343,000 was charged by iXL to the Company for services rendered which is recorded as operating and selling, general and administrative expense in the 1999 statement of operations. During 1998, iXL funded the majority of the Company's operating losses, which funding was treated as divisional equity or capital contributions during 1998.

7. SUBSEQUENT EVENT

     In January 2000, 93% of the Company's common stock was acquired by G-Link Corporation ("G-Link") in exchange for 5,604,902 shares of G-Link's common stock. In February 2000, G-Link completed its acquisition by issuing another 440,871 shares of G-Link's common stock in exchange for the remaining 7% ownership interest.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     5
Special Note Regarding Forward-
  Looking Statements and Industry
  Data................................    14
Use of Proceeds.......................    15
Dividend Policy.......................    15
Capitalization........................    16
Dilution..............................    17
Selected Financial Data...............    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    24
Management............................    35
Principal Stockholders................    42
Certain Transactions with Related
  Parties.............................    44
Description of Capital Stock..........    46
Shares Eligible For Future Sale.......    51
Underwriting..........................    53
Validity of Common Stock..............    55
Experts...............................    55
Where You Can Find More Information...    55
Table of Contents -- Financial
  Statements..........................   F-1

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL           , 2000 (25 DAYS AFTER THE
DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.
---------------------------------------------------------
LINK2GOV CORP.
5,000,000 SHARES

COMMON STOCK

DEUTSCHE BANC ALEX. BROWN
PRUDENTIAL VOLPE TECHNOLOGY
A UNIT OF PRUDENTIAL SECURITIES

THE ROBINSON-HUMPHREY
       COMPANY

J.C. BRADFORD & CO.
PROSPECTUS

               , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                             AMOUNT
-----------------                                             ------
SEC registration fee........................................  $15,180
NASD filing fee.............................................    6,250
Nasdaq National Market listing fee..........................   95,000
Accounting fees and expenses................................        *
Legal fees and expenses.....................................        *
Printing expenses...........................................        *
Blue sky qualification fees and expenses....................        *
Transfer agent's fee........................................        *
Miscellaneous...............................................        *
                                                              -------
  Total.....................................................  $     *
                                                              =======

-------------------------

* To be completed by amendment.

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Tennessee Business Corporation Act (the "TBCA"), there is no specific provision either expressly permitting or prohibiting a corporation from limiting the liability of its directors for monetary damages. Our charter provides that, to the fullest extent permitted by the TBCA, a director will not be liable to the corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director.

     The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer if the director or officer is adjudged liable because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Our bylaws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the TBCA. We also intend to acquire and maintain insurance to protect any director or officer against any liability.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our charter. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

     (a) Issuances of Capital Stock

          (1) On January 15, 1999, our predecessor corporation, Concord Communications, Inc., issued 150 shares to each of Messrs. Oldacre and Newton in exchange for $27,485 in debt owed to each of them.

          (2) On September 16, 1999, in connection with our reincorporation, Messrs. Peeler, McDonald, Oldacre and Newton received 4,500,000 shares, 1,500,000 shares, 1,500,000 shares and 1,500,000 shares, respectively, of our common stock in exchange for their 450 shares, 150 shares, 150 shares and 150 shares, respectively, of the common stock of our predecessor corporation, Concord Communications, Inc.

          (3) On September 16, 1999, we issued 2,641,000 shares of common stock to Mr. Roberts in connection with his acceptance of employment with us.

          (4) On September 30, 1999, we issued an aggregate of 438,990 shares of our common stock to Messrs. Newton, Oldacre and McDonald as payment of indebtedness owed to them by us totaling $438,990.

          (5) On October 4, 1999, we authorized the sale of 100,000 shares of our common stock to each of Messrs. Caffey, McChesney, Alexander and Roberts and 50,000 shares to Mr. Braswell for $1.00 per share.

          (6) On January 25, 2000, we sold an aggregate of 1,466,194 shares of our Series A Convertible Preferred Stock (convertible on a one-for-one basis) for $2.13 per share to 24 purchasers.

          (7) On January 26, 2000, we acquired 93% of the outstanding common stock of Link2Gov.com, Inc., a Delaware corporation, or 16,687,560 of their shares, in exchange for an aggregate of 5,604,902 shares of our common stock.

          (8) In February 2000, we completed our acquisition of Link2Gov.com, Inc., a Delaware corporation, by issuing 440,871 shares of our common stock in exchange for the remaining 1,312,440 shares of Link2Gov.com, Inc. common stock we did not acquire in the January 2000 exchange.

          (9) On March 10, 2000, we sold 46,948 shares of our common stock to Ms. Richards for $2.13 per share.

     No underwriters or placement agents were engaged in connection with the foregoing sales of securities. Except for the issuance of our common stock in connection with our acquisition of Link2Gov.com, Inc., the foregoing issuances of our common stock were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The sale of our Series A Convertible Preferred Stock and the issuances of our common stock in connection with the acquisition of Link2Gov.com, Inc. were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act.

     (b) Issuances of Warrants

          (1) On April 15, 1999, our predecessor corporation, Concord Communications, Inc., issued to Mr. McDonald a warrant to purchase 1,000,000 shares of our common stock at $0.0001 per share in exchange for the cancellation of certain debt owed to Mr. McDonald and as consideration for a loan from Mr. McDonald. Mr. McDonald exercised this warrant on March 17, 2000.

          (2) On October 4, 1999, we issued warrants to purchase 100,000 shares of our common stock at $1.00 per share to each of Messrs. McDonald and Mr. Roberts as consideration for their agreement to guarantee a Promissory Note from us to Bank of America, N.A.

          (3) On January 25, 2000, we issued warrants to purchase 50,000 shares of our common stock at $2.13 per share to each of Messrs. Caffey, McChesney and Alexander, as consideration for their agreement to join our board of directors.

          (4) On January 25, 2000, we issued warrants to purchase an aggregate of 586,851 shares of our common stock at $2.84 per share to ten purchasers of our Series A Convertible Preferred Stock (including Mr. McChesney) as consideration for their participation in our offering and sale of the Series A Convertible Preferred Stock.

          (5) On March 10, 2000, we issued to Ms. Richards a warrant to purchase 50,000 shares of our common stock at $2.13 per share as consideration for her agreement to join our board of directors.

          No underwriters or placement agents were engaged in connection with the foregoing sales or transactions. The foregoing issuances of warrants to purchase our common stock were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

     (c) Grants of Stock Options

          (1) On October 4, 1999, we authorized the grant to Mr. Roberts of stock options to purchase 200,000 shares of our common stock pursuant to our 1999 Stock Option Plan. This grant became immediately effective, vests over time and has an exercise price of $1.00.

          (2) On December 3, 1999, we granted to The Whitworth Group stock options to purchase 100,000 shares of our common stock at an exercise price of $1.00 per share in connection with our entering into a consulting agreement with The Whitworth Group, all of which shares vested immediately.

          (3) On January 25, 2000, an option to purchase 200,000 shares was granted to Mr. Roberts, which vests over time and has an exercise price of $2.13.

          (4) On March 10, 2000, we granted to Martin Maddeloni options to purchase 25,000 shares of our common stock at an exercise price of $2.13 per share as consideration for consulting services.

          (5) On March 10, 2000, we granted to T. Richard Butera options to purchase 25,000 shares of our common stock at an exercise price of $2.13 per share as consideration for consulting services.

          (6) On March 6, 2000, we granted to Verner, Liipfert, Bernhard, McPherson & Hand options to purchase 25,000 shares of our common stock at an exercise price of $2.13 per share as consideration for consulting services.

          (7) Between January 25, 2000 and March 10, 2000, and pursuant to our 1999 Stock Incentive Plan, we granted to certain other of our employees options to purchase an aggregate of 2,888,378 shares of our common stock. These options vest over time and have exercise prices ranging between $2.13 and $4.00.

     As of March 21, 2000, no stock options have been exercised.

          The issuance of these options is exempt from registration either pursuant to Rule 701 promulgated under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering. The recipients of securities in each transaction represented their intent to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access to such information through employment or other relationships.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    NO.   DESCRIPTION OF DOCUMENT
    ---   -----------------------
    *1.1  Form of Underwriting Agreement
     3.1  Charter of LINK2GOV Corp., as amended (the "Company")
     3.2  Amended and Restated Bylaws of the Company
    *4.1  Form of Specimen Certificate for the common stock of
          LINK2GOV Corp.
     4.2  Registration Rights Agreement, dated January 25, 2000, between the Company and the shareholders named therein, as amended
     4.3  Shareholders' Agreement, dated September 16, 1999, between the Company and the shareholders named therein, as amended
    *5.1  Opinion of Waller Lansden Dortch & Davis, PLLC regarding the legality of the securities being registered
    10.1  1999 Stock Incentive Plan, as amended
    10.2  Form of Lease Agreement dated      , 2000, between
          Cornerstone Suburban Office, L.P. and the Company
    10.3  Contractual Services Agreement between Concord
          Communications and the Department of Highway Safety and
          Motor Vehicles, State of Florida, dated September 27, 1996, as amended
    10.4  Employment Agreement dated September 16, 1999 between the
          Company and Richardson M. Roberts
    10.5  Form of Stock Purchase Warrant, dated October 4, 1999, issued to Messrs. Roberts and McDonald in connection with
          their guarantee of the Company's Promissory Note to Bank of
          America, N.A.

    NO.   DESCRIPTION OF DOCUMENT
    ---   -----------------------
    10.6  Form of Stock Purchase Warrant issued to certain
          non-employee directors of the Company
    10.7  Form of Stock Purchase Warrant, dated January 25, 2000, issued to certain purchasers of the Series A Convertible
          Preferred Stock
   *10.8  Form of Employment Agreement dated January 26, 2000 between the Company and each of Larry C. Wine, Robert S. Wechsler,
          Robert S. Boyer, and Franz J. Hofer
   *10.9  Form of Employment Agreement between the Company and each of
          Everette James and Charles Rigby
    21.1  Subsidiaries of the Registrant
   *23.1  Consent of Waller Lansden Dortch & Davis, PLLC (included in
          Exhibit 5.1 hereto)
    23.2  Consent of Arthur Andersen LLP
    23.3  Consent of Arthur Andersen LLP
    24.1  Powers of Attorney (included on the signature pages hereto)
    27.1  Financial Data Schedule (for SEC use only)

-------------------------

* To be filed by amendment to this registration statement.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not required or because the required information is given in the financial statements or the notes to those statements.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, state of Tennessee, on March 21, 2000.

                                      LINK2GOV CORP.

                                      By: /s/ RICHARDSON M. ROBERTS
                                         ---------------------------------------
                                          Richardson M. Roberts
                                          Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Richardson M. Roberts and Larry C. Wine such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
/s/ MARK MCDONALD                                  Chairman and Director          March 20, 2000
------------------------------------------
Mark McDonald

/s/ RICHARDSON M. ROBERTS                   Chief Executive Officer and Director  March 20, 2000
------------------------------------------     (Principal Executive Officer)
Richardson M. Roberts

/s/ LARRY C. WINE                              President (Principal Executive     March 20, 2000
------------------------------------------                Officer)
Larry C. Wine

/s/ FRANZ J. HOFER                           Chief Financial Officer (Principal   March 21, 2000
------------------------------------------   Accounting Officer and Controller)
Franz J. Hofer

/s/ MICHAEL MCCHESNEY                                     Director                March 20, 2000
------------------------------------------
Michael McChesney

/s/ NOLLIE E. PEELER                                      Director                March 20, 2000
------------------------------------------
Nollie E. Peeler

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
/s/ A. LAMAR ALEXANDER                                    Director                March 19, 2000
------------------------------------------
A. Lamar Alexander

/s/ KIP R. CAFFEY                                         Director                March 20, 2000
------------------------------------------
Kip R. Caffey

/s/ ANN W. RICHARDS                                       Director                March 17, 2000
------------------------------------------
Ann W. Richards

                                 EXHIBIT INDEX

 NO.     DESCRIPTION OF DOCUMENT
-----    ------------------------------------------------------------
 *1.1    Form of Underwriting Agreement
  3.1    Charter of LINK2GOV Corp., as amended (the "Company")
  3.2    Amended and Restated Bylaws of the Company
 *4.1    Form of Specimen Certificate for the common stock of
         LINK2GOV Corp.
  4.2    Registration Rights Agreement, dated January 25, 2000,
         between the Company and the shareholders named therein, as amended
  4.3    Shareholders' Agreement, dated September 16, 1999, between the Company and the shareholders named therein, as amended
 *5.1    Opinion of Waller Lansden Dortch & Davis, PLLC regarding the legality of the securities being registered
 10.1    1999 Stock Incentive Plan, as amended
 10.2    Form of Lease Agreement dated      , 2000, between
         Cornerstone Suburban Office, L.P. and the Company
 10.3    Contractual Services Agreement between Concord
         Communications and the Department of Highway Safety and
         Motor Vehicles, State of Florida, dated September 27, 1996, as amended
 10.4    Employment Agreement dated September 16, 1999 between the
         Company and Richardson M. Roberts
 10.5    Form of Stock Purchase Warrant, dated October 4,1999, issued to Messrs. Roberts and McDonald in connection with their
         guarantee of the Company's Promissory Note to Bank of
         America, N.A.
 10.6    Form of Stock Purchase Warrant issued to certain
         non-employee directors of the Company
 10.7    Form of Stock Purchase Warrant, dated January 25, 2000,
         issued to certain purchasers of the Series A Convertible
         Preferred Stock
*10.8    Form of Employment Agreement dated January 26, 2000 between the Company and each of Larry C. Wine, Robert S. Wechsler,
         Robert S. Boyer and Franz J. Hofer
*10.9    Form of Employment Agreement between the Company and each of
         Everette James and Charles Rigby
 21.1    Subsidiaries of the Registrant
*23.1    Consent of Waller Lansden Dortch & Davis, PLLC (included in
         Exhibit 5.1 hereto)
 23.2    Consent of Arthur Andersen LLP
 23.3    Consent of Arthur Andersen LLP
 24.1    Powers of Attorney (included on the signature pages hereto)
 27.1    Financial Data Schedule (for SEC use only)

-------------------------

* To be filed by amendment to this registration statement.